                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-80149

P_R_O_S_P_E_C_T_U_S__S_U_P_P_L_E_M_E_N_T
(TO PROSPECTUS DATED MAY 3, 2000)
                                  $300,000,000
                                     [LOGO]

                             8 3/4% NOTES DUE 2005

                                 -------------

    We will pay interest on the notes on May 15 and November 15 of each year, beginning November 15, 2000. The notes will mature on May 15, 2005. We may redeem some or all of the notes at any time before maturity at a make-whole redemption price described more fully under the heading "Description of the Notes--Optional Redemption" on page S-40 of this prospectus supplement.

    The notes are unsecured and will rank equally with all of our other unsecured senior indebtedness. The notes will not be entitled to the benefit of any sinking fund.

                               ------------------

                                                                PER NOTE             TOTAL
                                                                --------             -----
    Public offering price (1)..............................     99.472%           $298,416,000
    Underwriting discount..................................       .6%             $  1,800,000
    Proceeds, before expenses, to Sierra Pacific
    Resources..............................................     98.872%           $296,616,000

    (1) Plus accrued interest from May 9, 2000, if settlement occurs after that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 9, 2000.

                               ------------------

MERRILL LYNCH & CO.
                CREDIT SUISSE FIRST BOSTON
                                 SALOMON SMITH BARNEY

                               ------------------

             The date of this prospectus supplement is May 5, 2000.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Special Note Regarding Forward-Looking Statements...........     S-4
The Offering................................................     S-5
Selected Information about Sierra Pacific Resources.........     S-6
Consolidated Ratios of Earnings to Fixed Charges and
  Preferred Dividends.......................................    S-13
Selected Pro Forma Consolidated Financial and Operating
  Data......................................................    S-13
Capitalization..............................................    S-14
Use of Proceeds.............................................    S-15
Recent Developments.........................................    S-15
Management's Discussion and Analysis of Results of
  Operations and Financial Condition........................    S-17
Description of the Notes....................................    S-39
United States Federal Tax Considerations....................    S-42
Underwriting................................................    S-47
Legal Matters...............................................    S-48
Experts.....................................................    S-48
Where You Can Find More Information.........................    S-48
Incorporation of Information We File with the SEC...........    S-49

                              PROSPECTUS
Sierra Pacific Resources....................................       1
The Trusts..................................................       1
Use of Proceeds.............................................       2
Consolidated Ratios of Earnings to Fixed Charges and
  Preferred Dividends.......................................       3
Description of the Debt Securities..........................       3
  General...................................................       3
  Terms of the Debt Securities..............................       4
  Consolidation, Merger or Sale.............................       5
  Modification of Indentures; Waiver........................       6
  Events of Default.........................................       6
  Remedies..................................................       7
    Acceleration of Maturity................................       7
    Waiver of Default.......................................       7
    Right to Direct Proceedings; Limitations................       7
    No Impairment of Right to Receive Payment...............       8
    Notice of Default.......................................       8
  Special Terms Relating to the Subordinated Debt Securities
    to be Held by Trusts....................................       8
    Subordination...........................................       8
    Redemption..............................................       8
    Option to Extend Interest Payment Date..................       9
    Restrictions on Certain Payments........................       9
    Option to Change Stated Maturity Date...................      10
  Special Terms Relating to the Senior Debt Securities......      11
    Limitations Upon Liens on Stock of Restricted
     Subsidiaries...........................................      11
    Limitations on the Issuance or Disposition of Stock of
     Restricted Subsidiaries................................      11
  Defeasance................................................      11
  Form, Registration, Transfer and Exchange.................      11
  Global Securities.........................................      12

                                                                PAGE
                                                              --------
  Payment and Paying Agents.................................      12
  Governing Law.............................................      13
Description of the Preferred Securities of the Trusts.......      13
  General...................................................      13
  Distributions.............................................      14
  Mandatory Redemption......................................      14
  Trust Special Event Redemption or Distribution............      15
  Redemption Procedures.....................................      16
  Liquidation Distribution Upon Dissolution.................      17
  Subordination of the Common Securities....................      18
  Amendment of Declarations.................................      18
  Voting Rights.............................................      19
  Declaration Events of Default.............................      20
  Merger, Consolidation or Amalgamation of the Trusts.......      21
  Removal and Replacement of Trustees.......................      22
  Registrar, Transfer Agent, and Paying Agent...............      22
  Book-Entry Only Issuance--The Depository Trust Company....      22
    Description of the Global Certificates..................      22
    DTC Procedures..........................................      22
  Information Concerning the Property Trustee...............      24
  Governing Law.............................................      24
  Miscellaneous.............................................      25
Description of the Preferred Securities Guarantees..........      25
  General...................................................      25
  Events of Default.........................................      26
  Status of the Preferred Securities Guarantees;
    Subordination...........................................      26
  Amendments and Assignment.................................      26
  Termination of the Preferred Securities Guarantees........      27
  Information Concerning the Guarantee Trustee..............      27
  Governing Law.............................................      27
  The Expense Agreement.....................................      27
Relationship among Preferred Securities, Preferred
  Securities Guarantees and Subordinated Debt Securities
  held by the Trusts........................................      28
Plan of Distribution........................................      29
Where You Can Find More Information.........................      30
Incorporation of Information We File With the SEC...........      30
Legal Opinions..............................................      31
Experts.....................................................      31

    You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The information in this Prospectus Supplement, or in the accompanying Prospectus or the documents incorporated by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "objective" and other similar expressions identify those statements that are forward-looking. These statements are based on management's beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements.

    In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include the following:

    - the pace and extent of the ongoing restructuring of the electric and gas industries in Nevada and California;

    - the outcome of regulatory and legislative proceedings and operational changes related to industry restructuring;

    - the amount our utility subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are allowed to recover from customers for certain costs that prove to be uneconomic in the new competitive market;

    - regulatory delays or conditions imposed by regulatory bodies in approving the acquisition of Portland General Electric;

    - the outcome of ongoing and future regulatory proceedings;

    - management's ability to integrate the operations of Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company, and (after its acquisition) Portland General Electric and to implement and realize anticipated cost savings from the merger of Sierra Pacific Resources and Nevada Power Company and the acquisition of Portland General Electric;

    - the results of the contemplated sales by Nevada Power Company and Sierra Pacific Power Company of their Nevada-generating assets;

    - industrial, commercial and residential growth in the service territories of Nevada Power Company and Sierra Pacific Power Company;

    - fluctuations in electric, gas and other commodity prices and the ability to manage such fluctuations successfully;

    - changes in the capital markets and interest rates affecting the ability to finance capital requirements;

    - the loss of any significant customers;

    - the weather and other natural phenomena; and

    - changes in the business of major customers which may result in changes in the demand for services of Nevada Power Company, Sierra Pacific Power Company or (after its acquisition) Portland General Electric.

    Other factors and assumptions not identified above may also have been involved in deriving these forward-looking statements, and the failure of those other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements.

                                  THE OFFERING

    The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement.

Issuer.................................  Sierra Pacific Resources.

Aggregate Principal Amount.............  $300,000,000.

Interest Rate..........................  8.75% per year.

Maturity Date..........................  May 15, 2005.

Interest Payment Dates.................  May 15 and November 15 of each year, beginning
                                         November 15, 2000.

Interest Calculations..................  Based on a 360-day year of twelve 30-day months.

Ranking................................  The senior notes will rank equally with all of our other unsecured and unsubordinated indebtedness.

Optional Redemption....................  The notes will be redeemable in whole or in part at our option at any time, on at least 30 days' but not more than
                                         60 days' prior written notice, at a price equal to the
                                         greater of (a) 100% of the principal amount of the notes
                                         being redeemed and (b) the sum of the present values of
                                         the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption
                                         date semi-annually (assuming a 360-day year consisting of
                                         twelve 30-day months) at a discount rate equal to the
                                         applicable Treasury Rate (as defined under "Description of the Notes--Optional Redemption") plus 25 basis points,
                                         plus accrued interest on the notes to the redemption date.
                                         See "Description of the Notes--Optional Redemption."

Sinking Fund...........................  None.

Form and Denominations.................  The notes initially will be issued in a fully registered book-entry form and will be represented by one or more
                                         registered global securities deposited with or on behalf
                                         of, and registered in the name of, a nominee of The
                                         Depository Trust Company. The notes will be issued in
                                         denominations of $1,000 and integral multiples thereof.

              SELECTED INFORMATION ABOUT SIERRA PACIFIC RESOURCES

    THE FOLLOWING SELECTED INFORMATION HIGHLIGHTS CERTAIN IMPORTANT FACTS REGARDING SIERRA PACIFIC RESOURCES AND ITS SUBSIDIARIES AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" STARTING ON PAGE S-17 OF THIS PROSPECTUS SUPPLEMENT AS WELL AS THE DOCUMENTS REFERRED TO ON PAGE S-49 UNDER "INCORPORATION OF INFORMATION WE FILE WITH THE SEC" WHICH CONTAIN MORE COMPLETE DESCRIPTIONS OF OUR COMPANY AND ITS BUSINESS.

GENERAL

    Sierra Pacific Resources engages primarily in the energy business through several subsidiaries. We completed a major merger with Nevada Power Company in July 1999. Following the merger, our two largest subsidiaries are Nevada Power Company and Sierra Pacific Power Company, both of which are regulated public utilities. As discussed below, we have entered into an agreement to acquire Portland General Electric Company. The diagram below shows the organizational structure of our major companies after the Portland General Electric Company acquisition is completed.

                                   [Diagram]

    Sierra Pacific Resources, through its public utility operating companies, Sierra Pacific Power Company and Nevada Power Company, is engaged principally in:

    - the generation, transmission, distribution and sale of electric energy;

    - the purchase, distribution, transportation and sale of natural gas; and

    - water distribution in selected markets.

    The principal markets of Sierra Pacific Resources utility operating subsidiaries are currently located in Nevada and California and will include Oregon upon successful completion of the Portland General Electric Company acquisition. Sierra Pacific Resources is also involved in several non-regulated and non-utility activities. The principal executive office of Sierra Pacific Resources is P.O. Box 301500 (6100 Neil Road), Reno, Nevada 89520-3150, and the telephone number is (775) 834-4011.

    In this prospectus supplement and the accompanying prospectus, "Sierra Pacific," "Sierra Pacific Resources," "we," "us" and "our" refer specifically to Sierra Pacific Resources, the holding company.

NEVADA POWER COMPANY

    Nevada Power Company is an operating public utility primarily engaged in the distribution, transmission, generation, purchase and sale of electric energy in Clark County in southern Nevada. The assets of Nevada Power Company represented 52% of the consolidated assets of Sierra Pacific Resources at December 31, 1999. Nevada Power Company provides electricity to approximately 566,700 customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas. Service is also provided to Nellis Air Force Base and the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site.

    MARKET AND DISTRIBUTION SYSTEM

    All of Nevada Power Company's 1999 revenues, $977 million, were attributable to its electricity operations. Nevada Power Company's total electric megawatt-hour (MWh) sales have increased an average of 7.21% annually over the past five years.

    Customer and sales growth in Nevada Power Company's service territory continues to be among the fastest in the nation, and a significant part of the growth in Nevada Power Company's electric sales has resulted from new residential, industrial and gaming customers.

    The Las Vegas Portion of Nevada Power Company's service territory has undergone significant customer growth recently as Las Vegas has become one of the top resort destinations in the world. Ten of the world's largest resorts are located in Las Vegas and the total number of hotel rooms available is approximately 128,000; 13,000 of those rooms were added in 1999. In order to meet the increased demand, McCarran International Airport has added international carriers and increased flights into Las Vegas.

    In southern Nevada, summer peak loads are high relative to the winter peak, as summer peak loads are driven by significant air conditioning demand. Nevada Power Company's peak load increased an average of 8.14% annually over the past five years, reaching 3,993 megawatts (MW) on July 1, 1999.

    Although resort activity is important to the region, efforts to diversify southern Nevada's economy are continuing. In 1999, Nevada Power Company contributed to these efforts by focusing a part of its recruitment and attraction efforts on the plastics/polymers and metals fabrication industries.

    Nevada Power Company's electric customers grew at a compound annual growth rate of 5.8% between 1994 and 1999 and contributed the following toward 1999 and 1998 megawatt-hour sales:

                                                       MWH SALES
                                     ---------------------------------------------
                                             1999                    1998
                                     ---------------------   ---------------------
                                                    % OF                    % OF
CUSTOMERS                               MWH        TOTAL        MWH        TOTAL
---------                            ----------   --------   ----------   --------
Residential........................   6,138,436     37.9%     5,735,698     38.7%
Office.............................     875,716      5.4%       777,171      5.2%
Gaming, recreation, restaurants....   3,009,526     18.6%     2,604,906     17.6%
Wholesale..........................     829,551      5.1%       670,724      4.5%
Retail.............................     462,918      2.9%       405,833      2.7%
All other & unclassified...........   4,873,063     30.1%     4,638,646     31.3%
                                     ----------    ------    ----------    ------
      Total........................  16,189,210    100.0%    14,832,978    100.0%

    CONSTRUCTION PROGRAM

    Of the $245.0 million allocated for construction in 1999, only
$224.0 million was actually spent. Internally generated funds provided 19.5% of all of the funds for construction expenditures. Estimated construction expenditures for 2000 are approximately $223.1 million.

    FACILITIES AND OPERATIONS

    Nevada Power Company committed to divest its generation facilities as a condition of the PUCN's approval of its merger with Sierra Pacific Resources, and Nevada Power Company has begun an auction process to sell these assets. The auction process is anticipated to be completed by the first half of 2001, however it may take longer to sell Nevada Power Company's interests in jointly-owned power plants. Until such time, Nevada Power Company will continue to provide energy through generation and purchased power to meet both summer and winter peak loads.

    During 1999, Nevada Power Company generated more than half of its total electric energy requirements in its own plants, as shown below:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    GAS/OIL      23%
Coal             34%
Purchased Power  43%

------------------------

* Does not include net sales of 872,302 MWh.

SIERRA PACIFIC POWER COMPANY

    Sierra Pacific Power Company is a public utility primarily engaged in the distribution, transmission, generation, purchase and sale of electric energy. It provides electricity to approximately 302,000 customers in a 50,000 square mile service area including western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City, Elko, and a portion of eastern California, including the Lake Tahoe area.

    Sierra Pacific Power Company also provides natural gas service in Nevada to approximately 110,000 customers and supplies water service to about 70,600 customers in the Reno/Sparks area and environs.

    In 1999, electric revenue accounted for 78.8% of Sierra Pacific Power Company's total revenue, gas revenue accounted for 13.1% of total revenue and water revenue accounted for 7.1% of total revenue.

    MARKET AND ELECTRIC DISTRIBUTION SYSTEM

    Sierra Pacific Power Company's 1999 electric revenues were $609 million. Its total electric MWh sales have increased an average of 7.65% annually over the past five years, reflecting the fact that its service area is among the fastest growing in the nation. Sierra Pacific Power Company's growth in electric sales has primarily resulted from new residential and mining and manufacturing customers in northern Nevada.

    Sierra Pacific Power Company's electric customers grew at a compound annual growth rate of 2.8% between 1994 and 1999 and contributed the following toward 1999 and 1998 megawatt-hour sales:

                                                       MWH SALES
                                      --------------------------------------------
                                              1999                    1998
                                      ---------------------   --------------------
                                                     % OF                   % OF
CUSTOMERS                                MWH        TOTAL        MWH       TOTAL
---------                             ----------   --------   ---------   --------
Residential.........................   1,998,174     19.6%    1,987,562     20.4%
Commercial and Industrial:
  Mining............................   2,716,579     26.6%    2,648,957     27.1%
Offices/Schools/Government..........   1,128,189     11.1%    1,048,553     10.7%
  Resorts & Recreation..............     768,750      7.5%      760,848      7.8%
  Manufacturing/Warehouse...........     586,963      5.8%      738,972      7.6%
  Wholesale.........................   1,695,420     16.7%    1,443,652     14.6%
  All Other.........................   1,308,861     12.7%    1,134,675     11.8%
                                      ----------    ------    ---------    ------
      Total.........................  10,202,936    100.0%    9,763,219    100.0%

    In Northern Nevada, electric system peaks typically occur in both the summer and the winter. Summer peak loads result from air-conditioning, cooling equipment and irrigation pumping, while winter peak loads are due to shorter daylight hours, colder temperatures and ski resort demands. Sierra Pacific Power Company's peak load increased an average of 5% annually over the past five years, reaching 1,470 MW in July, 1999.

    According to the Nevada Mining Association statistics, Nevada leads the nation in gold production, accounting for approximately 74% of all U.S. production and 10% of world production, ranking it the third largest gold producer in the world behind South Africa and Australia. A majority of Nevada's gold mines are customers of Sierra Pacific Power Company. These reserves are believed to be sufficient to continue production at current rates for the next decade.

    Sierra Pacific Power Company's territory also has a variety of other mineral producing mines, including silver, copper, lithium, mercury, barite, diatomite, gypsum, and lime.

    Sierra Pacific Power Company has long-term power sales agreements with most of our major mining customers with terms of at least five years. These mining agreements secure over 223 MW of present and future mining load, or approximately $74 million in annual revenues, which is 12.2% of the 1999 electric operating revenues.

    ELECTRIC FACILITIES AND OPERATIONS

    Sierra Pacific Power Company committed to divest its generation facilities as a condition of the PUCN's approval of the merger of Nevada Power Company with Sierra Pacific Resources. Sierra Pacific Power Company has begun an auction process to sell these generation assets. The auction process is anticipated to be completed by the first half of 2001, however it may take longer to sell Sierra Pacific Power Company's interests in jointly owned power plants. Until such time, Sierra Pacific will continue to provide energy through generation and purchased power to meet both summer and winter peak loads.

    Sierra Pacific Power Company used diverse resources to meet its 1999 electric energy requirements, including gas and oil generation (28.4%), coal generation (17.4%), hydro generation (0.4%), and purchased power (53.8%). The company has no ownership interest in, nor does it operate, any nuclear generating units. Sierra Pacific Power Company's decision to purchase spot market energy is based on the economics of purchasing "as-available" energy when it is less expensive than Sierra Pacific Power Company's own generation. At the time of the 1999 system peak, Sierra Pacific Power Company had purchased firm capacity under long-term contracts with other utilities and qualifying facilities (QFs) equal to 17% of total peak hour capacity. In 1999, most of Sierra Pacific Power Company's non-utility generation came from QFs, except for 14,951 MWh which came from two small power producers.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    GAS/OIL      28.40%
Coal             17.40%
Hydro             0.40%
Purchased Power  53.80%

    NATURAL GAS BUSINESS

    Sierra Pacific Power Company's natural gas business is a local distribution company ("LDC") in the Reno/Sparks metropolitan area with 111,843 customers and $100.2 million in 1999 operating revenues. The overall natural gas customer growth rate was 4.3% for 1999. As of December 31, 1999, Sierra Pacific Power Company owned and operated 1,439 miles of three-inch equivalent natural gas distribution pipe.

    WATER BUSINESS

    Sierra Pacific Power Company's water distribution business, with 70,600 customers and $54.3 million in 1999 operating revenues, produced 24.97 billion gallons in 1999. Sierra Pacific Power Company derives its water supply from both surface and groundwater sources. Sierra Pacific Power Company's groundwater comes from 25 supply wells located around the Reno/Sparks area, and its surface water is drawn from the Truckee River which originates at Lake Tahoe.

    CONSTRUCTION PROGRAM FOR ELECTRIC, GAS AND WATER BUSINESSES

    Gross construction expenditures for Sierra Pacific Power Company's electric, gas and water businesses, including AFUDC and contributions in aid of construction, were $142.3 million in 1999 and $820.8 million for the period 1995 through 1999. Internally generated funds provided 35% of all construction expenditures in 1999. Estimated construction expenditures are $137.7 million for 2000 and $679.8 million for the period 2001-2004.

    The most significant of Sierra Pacific Power Company's current construction projects is the Falcon Transmission Project, a 345kV transmission line within Northern Nevada. Total project costs are estimated at $98.2 million. The currently projected in-service date for the Falcon Transmission Project is June 2003.

GENERAL REGULATION

    Nevada Power Company and Sierra Pacific Power Company's electric businesses are subject to regulation by the PUCN, the Federal Energy Regulatory Commission ("FERC") and by environmental authorities in the states in which they operate. Sierra Pacific Power Company's electric business in California is subject to regulation by the California Public Utility Commission. In addition, Sierra Pacific Power Company's natural gas and water businesses are subject to regulation by the PUCN. As a result of regulation, many of the fundamental business decisions of Nevada Power Company and Sierra Pacific Power Company, as well as the rate of return we are permitted to earn on our utility assets, are subject to the approval of governmental agencies.

    Following completion of the acquisition of PGE, Sierra Pacific Resources will register as a public utility holding company under the federal Public Utility Holding Company Act.

    Sierra Pacific Power Company and Nevada Power Company continue to prepare for a more competitive environment and have actively participated in regulatory reform deliberations in Nevada. The Nevada Legislature mandated retail access to alternative electric suppliers to commence March 1, 2000, a deadline which has since been extended indefinitely by the Governor of Nevada. Once retail access begins, Sierra Pacific Power Company and Nevada Power Company will retain the responsibility to supply electricity to customers as the "provider of last resort". We expect, assuming no regulatory relief, that Sierra Pacific Power Company and Nevada Power Company will exit their positions as the providers of last resort as quickly as possible. We also expect that, if current legislation and regulation do not change, Sierra Pacific Power Company and Nevada Power Company will exit other services, including metering, billing and customer service functions. As discussed under "Recent Developments--Material Litigation", our two utility subsidiaries have filed a lawsuit challenging the constitutionality of the Nevada electric restructuring legislation. We cannot predict the outcome of this litigation at this time.

NON-UTILITY SUBSIDIARIES

    In addition to the two utility subsidiaries, we have several other subsidiaries that are described below.

    Tuscarora Gas Pipeline Company ("TGPC") is a partner in a joint venture with TransCanada that developed, constructed and operates a natural gas pipeline serving the gas market in the Reno area and (certain) northeastern California markets. As an interstate pipeline, TGTC provides only transportation service. Sierra Pacific Power Company was the largest customer of TGTC during 1999, contributing 95% of revenues.

    e.three provides energy-related services and other business solutions in commercial and industrial markets (on a regional basis). In 1998, e.three and Nevada Electric Investment Company ("NEICO"), a wholly-owned subsidiary of Nevada Power Company, formed e.three Custom Energy Solutions, LLC to sell energy-related performance contracts and similar energy services to commercial and industrial customers in southern Nevada. In 1999, e.three Custom Energy Solutions, LLC began developing a chilled water-cooling plant in the downtown area of Las Vegas which will supply the indoor air-cooling requirements for a number of businesses in its immediate vicinity. The plant is expected to be operational in the third quarter of 2000.

    Sierra Pacific Communications ("SPC") was created to examine and pursue telecommunications opportunities that leverage existing skills in installing and deploying pipe and wire infrastructure. SPC presently has fiber optic assets deployed in the cities of Reno and Las Vegas. We believe that the expanding telecommunications market in these areas should provide opportunities to expand this fiber base and other profitable opportunities.

    Sierra Pacific Energy ("SPE") was formed to market a package of technology and energy-related products and services in Nevada. SPE filed an application with the PUCN to be licensed as an Alternative Seller of Electricity in the State of Nevada. Except for its interest in the Aladdin project discussed below, SPE has withdrawn its application with the PUCN to be licensed as an Alternative Seller of Electricity in the State of Nevada and is dissolving its retail energy marketing efforts. SPE will retain its interest in the Northwind Aladdin LLC (a limited liability company owned by NEICO & UTT Nevada, Inc., an affiliate of Unicom Thermal Technologies, Inc.) to own, construct and maintain a chilled water, hot water, and emergency electric power facility for the Aladdin project in Las Vegas, Nevada.

    Lands of Sierra ("LOS") was organized in 1964 to develop and manage Sierra Pacific Power Company's non-utility property in Nevada and California. These properties previously included retail, industrial, office and residential sites, timberland, and other properties. Remaining properties include land in Nevada and California. Because we have decided to focus on our core energy business, LOS continues to sell its remaining properties.

    Information regarding the financial performance of these subsidiaries can be found in "Management's Discussion and Analysis of Results of Operations and Financial Condition" starting on page S-17 of this prospectus supplement.

    CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

    The following table shows our consolidated ratios of earnings to fixed charges and preferred dividends. The ratios shown in the table are both the historical ratios and the pro forma combined ratio showing the effect of the merger between Sierra Pacific Resources and Nevada Power Company. As a result of the merger between Sierra Pacific Resources and Nevada Power Company, which has been treated for accounting purposes as a reverse acquisition with Nevada Power Company being the acquiror, the historical ratios are those of Nevada Power Company. The pro forma ratio assumes that the merger occurred at the beginning of the applicable period.

                                                1999                    YEAR ENDED DECEMBER 31,
                                             (COMBINED    ----------------------------------------------------
                                             PRO FORMA)     1999       1998       1997       1996       1995
                                             ----------   --------   --------   --------   --------   --------
Consolidated ratio of earnings
  to fixed charges and preferred
  dividends................................     1.68        1.62       2.48       2.70       2.64       2.60

    For the purpose of calculating the consolidated ratio of earnings to fixed charges and preferred dividends, "fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction ("AFUDC") and capitalized interest, the interest portion of rental expense deemed to be attributable to interest, and the pre-tax preference security dividend requirements of consolidated subsidiaries. "Earnings" represent the aggregate of income before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest, and pre-tax preference security dividend requirements of consolidated subsidiaries.

          SELECTED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA
                 (IN MILLIONS EXCEPT RATIOS AND PER SHARE DATA)

    The following table shows pro forma unaudited financial information for Sierra Pacific Resources on a consolidated basis, giving effect to the merger between Sierra Pacific Resources and Nevada Power Company as if it had occurred at the beginning of all periods. The pro forma information presented below is not necessarily indicative of the results that would have occurred or that will occur in the future.

    You should read the following table along with our Consolidated Financial Statements and Notes contained in our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference into this prospectus supplement. You should also refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-17 of this prospectus supplement.

                                             TWELVE MONTHS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1999         1998         1997
                                           ----------   ----------   ----------
                                            (DOLLARS AND SHARES IN THOUSANDS)
Operating Revenue........................  $1,756,235   $1,615,523   $1,462,391
Operating Income.........................  $  253,785   $  281,759   $  266,185
Net Income...............................  $   82,449   $  141,355   $  138,022
Long-Term Debt and Redeemable Preferred
  Securities.............................  $1,793,999   $1,804,527   $1,709,772
Total Assets as of December 31...........  $5,247,606   $4,979,631   $4,605,713

                                 CAPITALIZATION

    The following table shows the capitalization of Sierra Pacific Resources and its consolidated subsidiaries as of December 31, 1999 and as adjusted to give effect to the sale of $300 million of notes, as well as the sale on April 20, 2000 of $300 million of floating rate notes and the use of the proceeds from those sales. The majority of the net proceeds from the sale of the notes will be used to retire short-term debt. The following information should be read together with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page S-17 of this prospectus supplement.

                                                                            AS OF DECEMBER 31, 1999
                                              -----------------------------------------------------------------------------------
                                                ACTUAL           %                 AS ADJUSTED                        %
                                              ----------      --------      --------------------------      ---------------------
                                                                                (IN THOUSANDS)
SHORT-TERM DEBT (INCLUDING CURRENT
  MATURITIES OF LONG-TERM DEBT AND
  PREFERRED STOCK):.....................      $  957,688        22.4%       $                  357,688                        8.4%

LONG-TERM DEBT:
First Mortgage Bonds....................         898,751        21.0%                          898,751                       21.0%
Industrial development revenue bonds....         358,035         8.4%                          358,035                        8.4%
Pollution control revenue bonds.........          73,300         1.7%                           73,300                        1.7%
Unsecured Notes.........................         130,000         3.0%                          430,000                       10.0%
  8.75% Notes due 2005..................                                                       300,000                        7.0%
Obligation under capital leases.........          87,007         2.0%                           87,007                        2.0%
Current maturities and sinking fund
  requirements..........................         (89,842)       -2.1%                          (89,842)                      -2.1%
Variable rate note--Water facilities....          80,000         1.9%                           80,000                        1.9%
Other, excluding current portion........          19,376         0.5%                           19,376                        0.5%
                                              ----------       -----        --------------------------      ---------------------
    Total Long-Term Debt................       1,556,627        36.4%                        2,156,627                       50.4%

PREFERRED SECURITIES OF SUBSIDIARIES:
NVP obligated Mandatorily Redeemable
  Preferred Securities of Company's
  NVP's Subsidiary Trust, NVP Capital I,
  holding solely $122.6 million
  principal amount of 8.2% Junior
  Subordinated Debentures of NVP, due
  2037..................................         118,872         2.8%                          118,872                        2.8%
NVP Capital III, holding solely $72.2
  million principal amount of 7.75%
  Junior Subordinated Debentures of NVP,
  due 2038..............................          70,000         1.6%                           70,000                        1.6%
SPPC obligated Mandatorily Redeemable
  Preferred Securities of SPPC's
  Subsidiary Trust, SPPC Capital I,
  holding solely $50 million principal
  amount of 8.60% Junior Subordinated
  Debentures of SPPC, due 2036..........          48,500         1.1%                           48,500                        1.1%
                                              ----------       -----        --------------------------      ---------------------
    Total Preferred Securities..........         237,372         5.5%                          237,372                        5.5%

SHAREHOLDERS' EQUITY:
Preferred Stock of Subsidiaries:
  Class A Series 1; $1.95 dividend......          50,000         1.2%                           50,000                        1.2%
Common Shareholders' Equity:............       1,477,129        34.5%                        1,477,129                       34.5%
                                              ----------       -----        --------------------------      ---------------------
    Total Shareholders' Equity..........       1,527,129        35.7%                        1,527,129                       35.7%
                                              ----------       -----        --------------------------      ---------------------
      Total Capitalization..............      $4,278,816         100%       $                4,278,816                        100%
                                              ==========       =====        ==========================      =====================

                                USE OF PROCEEDS

    We intend to use most of the net proceeds from the sale of the notes to retire short-term debt which we borrowed to provide temporary funding for the cash portion of the merger consideration in the merger between Sierra Pacific Resources and Nevada Power Company. As of March 31, 2000, there was
$493.2 million of total short-term debt outstanding, $460 million of which related to the merger, and the weighted average interest rate on short-term debt during the first quarter of 2000 was 6.35%. We intend to use any remaining net proceeds from the sale of the notes for general corporate purposes, which may include financing the activities of our subsidiaries, refinancing our existing borrowings and financing acquisitions. Until we use the remaining net proceeds from the sale of the notes for general corporate purposes, we will invest the net proceeds in temporary investments.

                              RECENT DEVELOPMENTS

    AGREEMENT TO ACQUIRE PORTLAND GENERAL ELECTRIC COMPANY

    On November 8, 1999, we announced that we had entered into a purchase and sale agreement with Enron Corporation ("Enron") for Enron's wholly owned electric utility subsidiary, Portland General Electric Company ("PGE"). PGE is an electric utility serving more than 700,000 retail customers in northwest Oregon. PGE will become a wholly-owned subsidiary of Sierra Pacific Resources. Under terms of the agreement, Enron will sell PGE to us for $2.1 billion, which will consist of $2.02 billion in cash and our assumption of Enron's approximately $80 million merger payment obligation. In addition, $1.0 billion in PGE debt and preferred stock will be reflected in our consolidated financial statements. At closing, the transaction is expected to be financed primarily through a bank loan or other form of debt. Ultimately, the transaction is expected to be financed through approximately $750 million of proceeds from the sale of generation assets of our two Nevada subsidiaries and the issuance by us of debt and equity securities. Immediately after the acquisition of PGE, we expect that our consolidated common equity will be approximately 23 percent of total consolidated capitalization. During the two years following the acquisition, however, we intend to increase consolidated common equity to approximately 29 percent by paying down a portion of the acquisition debt with proceeds from the sale of the electric generation assets of Nevada Power Company and Sierra Pacific Power Company, the sale of additional common stock, and increased retained earnings from the combined operations of the three utility subsidiaries. Our ability to increase our common equity will depend upon, among other things, market conditions and the results of operations of these subsidiaries. See "Capitalization" on page S-14.

    The proposed transaction is subject to customary closing conditions, such as the receipt of all necessary governmental approvals, including from the Federal Energy Regulatory Commission ("FERC"), the Securities and Exchange Commission ("SEC"), the Oregon Public Utility Commission ("OPUC") and the Nuclear Regulatory Commission. Also, we intend to register with the SEC as a public utility holding company under the Public Utility Holding Company Act. The Public Utilities Commission of Nevada ("PUCN") has waived its jurisdiction over Sierra Pacific Resources' registration as a public utility holding company. We have completed our filings with the Federal Energy Regulatory Commission, the Department of Justice, the OPUC and the SEC. Approvals are expected to be received by the second half of 2000 with a closing to follow shortly thereafter.

    RECENT DECISIONS IN NEVADA POWER COMPANY DEFERRED ENERGY CASE

    In 1999, the Nevada Legislature passed Senate Bill 438 ("SB 438") which amended earlier restructuring legislation and, with one exception, froze for three years the rates for Nevada Power Company at levels in effect on July 1, 1999. The legislation, however, mandated that the PUCN modify those rates to reflect the outcomes of deferred accounting cases filed by Nevada Power Company prior to October 1, 1999. Nevada Power filed its annual deferred energy case on July 15, 1999, covering the period from June 1, 1998 through May 31, 1999. This filing requested:

    - an increase in ongoing charges for fuel and purchased power to reflect increased costs during the applicable test period,

    - an increase in ongoing charges for fuel and purchased power to reflect the cost of purchased energy which was being imputed as "capacity" under a previous PUCN order,

    - an increase to recover accumulated deferred balances for fuel and purchased power, and

    - an increase to recover accumulated deferred "capacity" balances.

    In accordance with SB 438, on September 30, 1999, Nevada Power filed an amendment to its deferred energy filing covering charges through August 31, 1999. In the amended filing, Nevada Power updated the earlier calculations of ongoing fuel and purchased power costs so as to reflect the most recent
12 months historical data and updated the two categories of deferred balances to reflect deferrals through August 31, 1999.

    On February 4, 2000 the PUCN issued an order that rejected the September 30 amendment. In addition, on March 28, 2000 the PUCN issued a decision on the original deferred energy filing which:

    - confirmed the dismissal of the September 30th filing,

    - disallowed recovery of substantially all of the imputed capacity previously deferred,

    - stopped all purchased fuel and energy deferrals retroactive to May 31, 1999, and

    - prohibited the recovery of any ongoing cost of imputed capacity deferrals.

    The PUCN decision had both an immediate and an ongoing financial impact on Nevada Power Company. The immediate impact was that Nevada Power Company recognized a reserve for previously deferred energy and imputed capacity costs of $80 million in 1999. The ongoing impact results from the fact the decision reduced Nevada Power Company's request for ongoing rate increases by between 85 and 90 percent, just as the company is entering the three-year rate freeze imposed by SB 438. We estimate that the resulting reduction in Nevada Power Company's revenue will equal approximately $30 million over each of the next three years. Nevada Power Company has appealed the decisions, as discussed below under "Material Litigation".

    MATERIAL LITIGATION

    On March 28, 2000, Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company filed a lawsuit in Federal District Court in Nevada asking the court to declare certain aspects of the Nevada laws that created the framework for a deregulated electric market in Nevada unconstitutional. These laws, which are described in more detail later in this prospectus supplement under "Management's Discussion and Analysis of Results of Operations and Financial Condition" starting on page S-17, require that competitive services in the electric power industry be available for Nevada customers beginning on March 1, 2000, unless otherwise ordered by the Governor of Nevada. The Governor has deferred the effective date of these laws, but only for so long as may be necessary to make a transition to a deregulated market for electric services. The lawsuit we filed alleges that the restructuring laws fail to provide an adequate mechanism for the recovery by our utility subsidiaries of the substantial costs incurred by them to assure reliable electric power supplies to Nevada customers in the historically regulated market. Specifically, the lawsuit states that the federal Public Utility Regulatory Policies Act requires the utilities to purchase power from certain non-utility generators but that the Nevada restructuring laws are being carried out so as to prevent the utilities from recovering sufficient revenues from customers to compensate the companies for all of these purchased power costs. Therefore, the lawsuit alleges that Nevada's restructuring laws are preempted by the federal

Public Utility Regulatory Policies Act and the Federal Power Act and that they violate the Contract Clause and the Fifth and Fourteenth Amendments to the U.S. Constitution. The lawsuit requests that the court stay the effectiveness of the Nevada restructuring laws until the PUCN adopts implementing regulations that protect the utilities' rights under federal law. We are not able at this time to predict how long it will take for this lawsuit to be resolved and nor can we predict its outcome.

    In response to the PUCN decisions described above under "Recent Decisions in Nevada Power Company Deferred Energy Case", Nevada Power Company filed a lawsuit against the PUCN on March 30, 2000 in the First Judicial District of Nevada in Carson City. The lawsuit alleges fourteen causes of action against the PUCN and requests that the court:

    - set aside the PUCN's March 28, 2000 order,

    - reinstate Nevada Power Company's September 30th filing, and

    - enter an order allowing Nevada Power Company to recover deferrals of imputed capacity through March 28, 2000 and implement ongoing rates for fuel and purchased power that reflect the costs of purchased energy.

    We are not able at this time to predict how long it will take for this lawsuit to be resolved nor can we predict its outcome.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    The merger between Sierra Pacific Resources ("SPR") and Nevada Power Company ("NVP") was accounted for as a reverse purchase under generally accepted accounting principles, with NVP considered the acquiring entity, even though SPR survives and is the legal parent of NVP. For accounting purposes, the merger was deemed to have occurred on August 1, 1999. As a result of this reverse purchase accounting treatment: (i) the historical financial statements of SPR for periods prior to the date of the merger are no longer the financial statements of SPR, and therefore, are no longer presented; (ii) the historical financial statements of SPR for periods prior to the date of the merger are those of NVP;
(iii) based on a merger date of August 1, 1999, the Consolidated Statements of Income for the twelve months ended December 31, 1999 include five months (August through December 1999) of operating activity for SPR and its subsidiaries other than NVP. The same statements include the operating results of NVP for the entire periods presented.

RESULTS OF OPERATIONS OF EACH SUBSIDIARY

    SIERRA PACIFIC RESOURCES (HOLDING COMPANY)

    The consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of the holding company for the five month period ended December 31, 1999, based on a merger date of August 1, 1999. The holding company operating results included approximately $11.5 million of interest costs that resulted from the merger financing.

    TUSCARORA GAS PIPELINE COMPANY

    The Consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of Tuscarora Gas Pipeline Company ("TGPC"), a wholly-owned subsidiary of SPR, for the five month period ended December 31, 1999 based on a merger date of August 1, 1999 for accounting purposes. TGPC contributed $711 thousand in net income for the five months ended December 31, 1999. TGPC contributed $1.8 million in net income for the twelve months ended December 31, 1999.

    E.THREE

    The Consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of e.three, a wholly-owned subsidiary of SPR, for the five month period ended December 31, 1999 based on a merger date of August 1, 1999 for accounting purposes. e.three incurred net losses of $381 thousand for the five months ended December 31, 1999. e.three incurred net losses of $788 thousand for the twelve months ended December 31, 1999.

    SIERRA PACIFIC ENERGY COMPANY

    The Consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of Sierra Pacific Energy Company ("SPE"), a wholly-owned subsidiary of the Company, for the five month period ended December 31, 1999 based on a merger date of August 1, 1999 for accounting purposes. SPE incurred net losses of $2.2 million for the five months ended December 31, 1999. SPE incurred net losses of $3.6 million for the twelve months ended December 31, 1999.

    SIERRA PACIFIC COMMUNICATIONS

    The Consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of Sierra Pacific Communications ("SPC"), a wholly-owned subsidiary of SPR, for the five month period ended December 31, 1999 based on a merger date of August 1, 1999 for accounting purposes. SPC incurred net losses of $62 thousand for the five months ended December 31, 1999. SPC incurred net losses of $75 thousand for the twelve months ended December 31, 1999.

    LANDS OF SIERRA

    The Consolidated Statements of Income of Sierra Pacific Resources for the year ended December 31, 1999 include the operating results of Lands of Sierra ("LOS"), a wholly-owned subsidiary of SPR, for the five month period ended December 31, 1999 based on a merger date of August 1, 1999 for accounting purposes. LOS contributed $816 thousand in net income for the five months ended December 31, 1999. LOS contributed $810 thousand in net income for the twelve months ended December 31, 1999.

    NEVADA POWER COMPANY

    Based on a merger date of August 1, 1999, the Consolidated Statements of Income for the twelve months ended December 31, 1999 include five months (August through December 1999) operating activity for the Company and its subsidiaries other than NVP. The same statements include the operating results of NVP for all of 1999 and all prior year periods presented.

    As a result, the following Consolidating Statements of Income illustrate the operating results of SPR's principal subsidiaries (NVP and Sierra Pacific Power Company ("SPPC")) and the combined results of all Other operations. The results of operations discussion that follows is based on the NVP operating results included in these statements. Following the discussion of NVP's operating results is a discussion of SPPC's operating results. The operating results of the other subsidiaries have already been discussed in this section.

          SIERRA PACIFIC RESOURCES CONSOLIDATING STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31, 1999                    YEARS ENDED DECEMBER 31,
                                       ---------------------------------------------------------   -----------------------------
                                                          5 MONTHS
                                         12 MONTHS     SIERRA PACIFIC   5 MONTHS    CONSOLIDATED       1998            1997
                                       NEVADA POWER        POWER          OTHER        TOTAL       NEVADA POWER    NEVADA POWER
                                       -------------   --------------   ---------   ------------   -------------   -------------
                                                                        (DOLLARS IN THOUSANDS)
OPERATING REVENUES:
  Electric...........................    $977,262         $259,440      $     --     1,236,702       $873,682        $799,148
  Gas................................          --           38,958            --        38,958             --              --
  Water..............................          --           24,339            --        24,339             --              --
  Other..............................          --               --         9,132         9,132             --              --
                                         --------         --------      --------     ---------       --------        --------
                                          977,262          322,737         9,132     1,309,131        873,682         799,148
                                         --------         --------      --------     ---------       --------        --------
OPERATING EXPENSES:
  Operation:
    Purchased power..................     293,600           79,856            --       373,456        283,838         277,644
    Fuel for power generation........     154,546           51,584            --       206,130        149,804         138,956
    Gas purchased for resale.........          --           27,262            --        27,262             --              --
    Deferral of energy costs-net.....      97,238               --            --        97,238        (29,680)        (60,400)
    Other............................     141,041           51,038        11,389       203,468        134,652         122,811
  Maintenance........................      50,805            9,579            --        60,384         49,082          52,126
  Depreciation and amortization......      80,644           32,349           243       113,236         73,562          66,273
  Taxes:.............................                                         --            --
    Income taxes.....................      19,943           11,390        (5,247)       26,086         42,949          43,478
    Other than income................      22,462            8,161            90        30,713         22,198          21,064
                                         --------         --------      --------     ---------       --------        --------
                                          860,279          271,219         6,475     1,137,973        726,405         661,952
                                         --------         --------      --------     ---------       --------        --------
OPERATING INCOME.....................     116,983           51,518         2,657       171,158        147,277         137,196
                                         --------         --------      --------     ---------       --------        --------
OTHER INCOME:
  Allowance for other funds used
    during construction..............       3,713           (1,339)           --         2,374          8,944           8,760
  Other income--net..................      (1,824)          (1,044)          352        (2,516)        (4,602)         (5,741)
                                         --------         --------      --------     ---------       --------        --------
                                            1,889           (2,383)          352          (142)         4,342           3,019
                                         --------         --------      --------     ---------       --------        --------
      Total Income...................     118,872           49,135        (5,391)      171,016        151,619         140,215
                                         --------         --------      --------     ---------       --------        --------
INTEREST CHARGES:
  Long-term debt.....................      64,454           16,978           299        81,731         56,995          50,791
  Other..............................       8,815            6,012        11,529        26,356          6,018           1,531
  Allowance for borrowed funds used
    during construction and
    capitalized interest.............      (8,356)             229            --        (8,127)        (6,080)         (2,579)
                                         --------         --------      --------     ---------       --------        --------
                                           64,913           23,219        11,828        99,960         56,933          49,743
                                         --------         --------      --------     ---------       --------        --------
INCOME BEFORE OBLIGATED MANDATORILY
  REDEEMABLE PREFERRED SECURITIES....      53,959           25,916        (8,819)       71,056         94,686          90,472
    Preferred dividend requirements
      of mandatorily redeemable
      preferred securities...........     (15,172)          (1,738)           --       (16,910)       (11,013)         (7,256)
INCOME BEFORE PREFERRED DIVIDENDS....      38,787           24,178        (8,819)       54,146         83,673          83,216
    Preferred dividend
      requirements...................         (95)          (2,301)           --        (2,396)          (174)         (1,125)
                                         --------         --------      --------     ---------       --------        --------
INCOME APPLICABLE TO COMMON STOCK....    $ 38,692         $ 21,877      $ (8,819)    $  51,750       $ 83,499        $ 82,091
                                         ========         ========      ========     =========       ========        ========

NEVADA POWER COMPANY OPERATING RESULTS

    On February 4, 2000, the PUCN issued an order that rejected NVP's updated September 30, 1999 deferred energy filing. In addition, on March 28, 2000 the PUCN issued a decision that ordered a substantial reduction in NVP's requested rate relief on the remaining $44 million included in the case. As a result of these decisions, NVP operating results for 1999 include a pre-tax charge of $80.0 million. NVP is appealing the PUCN decisions. If not for this charge, NVP's net income would have been approximately $7 million higher than it was in 1998.

    The causes for significant changes in specific lines comprising the results of operations for NVP for the years ended are as provided (dollars in thousands except MWh statistics):

                                        1999                          1998                   1997
                              -------------------------     -------------------------     -----------
                                            CHANGE FROM                   CHANGE FROM
                                AMOUNT      PRIOR YEAR        AMOUNT      PRIOR YEAR        AMOUNT
                              -----------   -----------     -----------   -----------     -----------
ELECTRIC OPERATING REVENUES:
  Residential...............  $   416,345       9.5%        $   380,299       6.0%        $   358,921
  Commercial................      200,186      13.9%            175,760      11.5%            157,694
  Industrial................      290,409      16.4%            249,390      11.9%            222,837
                              -----------      ----         -----------      ----         -----------
  Retail revenues...........      906,940      12.6%            805,449       8.9%            739,452
  Other.....................       70,322       3.1%             68,233      14.3%             59,696
                              -----------      ----         -----------      ----         -----------
    TOTAL REVENUES..........  $   977,262      11.9%        $   873,682       9.3%        $   799,148
                              ===========      ====         ===========      ====         ===========

  Total retail sales
    megawatt-hours (MWh)....   14,715,000       9.1%         13,491,000       3.7%         13,012,000
                              -----------      ----         -----------      ----         -----------

  Average retail revenue per
    MWh.....................  $     61.63       3.2%        $     59.70       5.1%        $     56.83

    NVP's residential and commercial electric revenue increased in 1999 primarily due to 6% customer growth for both categories and an energy price increase of 4% effective March 1999. Industrial electric revenues increased in 1999 primarily due to 7% customer growth and an energy price increase of 4% effective March 1999. Other electric revenues increased in 1999 due to greater wholesale electric revenue that was partially offset by lower emission credits and water rights revenue in 1999.

    Residential, commercial and industrial electric revenues increased in 1998 due to an approximate 6% growth in all customer categories and an energy price increase of 6% during February 1998. The increase in 1998 revenues was partially offset by milder weather during the summer of 1998. Other electric revenues increased as a result of the sale of emission credits and water rights in 1998.

                                          1999                         1998                   1997
                                ------------------------     ------------------------      ----------
                                             CHANGE FROM                  CHANGE FROM
                                  AMOUNT     PRIOR YEAR        AMOUNT     PRIOR YEAR         AMOUNT
                                ----------   -----------     ----------   -----------      ----------
Total Purchased Power.........  $  338,972      19.4%        $  283,838       2.2 %        $  277,644
Less Imputed Capacity
  Deferral....................  $  (45,372)       --         $       --        --          $       --
                                ----------      ----         ----------      ----          ----------
Purchased Power...............  $  293,600       3.4%        $  283,838       2.2 %        $  277,644

Purchased Power MWh...........   7,861,985      14.2%         6,886,920      (2.7)%         7,078,669
Average cost per MWh of
  Purchased Power.............  $    43.12       4.6%        $    41.21       5.1 %        $    39.22

    NVP has historically used deferred accounting for energy costs.

    NVP's purchased power costs were higher in 1999 resulting from a 14% increase in the volume purchased related to customer growth and an increase in the per unit cost of power. This increase in cost was partially offset by a $45 million adjustment (shown separately above) in 1999 related to the deferral of the portion of one-part firm power contracts deemed by regulators to be related to capacity costs rather than energy costs. NVP began deferring these costs in 1999 to comply with an order from the PUCN. For subsequent developments regarding these deferred costs, see "Recent Developments--Recent Decisions in Nevada Power Company Deferred Energy Case" in this prospectus supplement.

    During 1999 the cost of energy continued to exceed the corresponding allowed revenue component that resulted in a deferral of expense of $9.8 million. This amount was offset by the recovery of energy costs related to prior years of $27.3 million.

    In 1998 purchased power costs increased 2.2% primarily due to higher average unit prices paid for purchased power.

                                          1999                         1998                   1997
                               ---------------------------   ------------------------      ----------
                                               CHANGE FROM                CHANGE FROM
                                 AMOUNT        PRIOR YEAR      AMOUNT     PRIOR YEAR         AMOUNT
                               ----------      -----------   ----------   -----------      ----------
FUEL FOR POWER GENERATION....  $  154,546          3.2 %     $  149,804       7.8%         $  138,956
MWhs generated...............   9,167,963          3.7 %      8,843,057       7.5%          8,228,100
Average fuel cost per MWH of
  Generated Power............  $    16.86         (0.5)%     $    16.94       0.3%         $    16.89

    In 1999, NVP's fuel expense increased 3.2%, primarily due to an increase in volumes generated to accommodate customer growth described previously. In 1998, fuel expense increased 7.8%, primarily due to increased generation to accommodate customer growth.

                                                1999                       1998                 1997
                                       ----------------------     ----------------------      --------
                                                  CHANGE FROM                CHANGE FROM
                                        AMOUNT    PRIOR YEAR       AMOUNT    PRIOR YEAR        AMOUNT
                                       --------   -----------     --------   -----------      --------
Deferral of energy costs--net.......   $97,238       427.6%       $(29,680)     (50.9)%       $(60,400)

    As a result of the PUCN decisions described in "Recent Developments--Recent Decisions in Nevada Power Company Deferred Energy Case", a reserve was recognized for previously deferred energy and imputed capacity costs with a charge of $80 million to Deferral of energy costs--net. Also, Deferral of energy costs--net were higher in 1999 because NVP was granted a price increase to cover current fuel expense, which allowed NVP to recognize previously deferred costs currently.

    In 1998, NVP deferred $27.0 million of increased energy costs for collection in a later period and recognized $2.7 million of energy cost deferrals that had been deferred prior to 1998. In 1997, NVP deferred $27.8 million of increased energy costs for collection in a later period and recognized $32.6 million of energy cost decreases that had been previously deferred.

    Recovery of fuel expenses is administered under the state's deferred energy cost accounting procedures. Under the deferred energy procedure, changes in the costs of fuel and purchased power are reflected in customer rates through annual rate adjustments and do not affect income.

                                                1999                        1998                 1997
                                       ----------------------      ----------------------      --------
                                                  CHANGE FROM                 CHANGE FROM
                                        AMOUNT    PRIOR YEAR        AMOUNT    PRIOR YEAR        AMOUNT
                                       --------   -----------      --------   -----------      --------
Allowance for other funds used during
  construction.......................  $ 3,713       (58.5)%       $ 8,944         2.1%        $ 8,760
Allowance for borrowed funds used
  during construction................    8,356        37.4 %         6,080       135.8%          2,579
                                       -------       -----         -------       -----         -------
                                       $12,069       (19.7)%       $15,024        32.5%        $11,339
                                       -------       -----         -------       -----         -------

    NVP's AFUDC was lower in 1999 because of construction completed in May 1999 for the Crystal Transmission Project. In 1998, NVP expended approximately
$100 million more on construction activity than in 1997. The additional costs in 1998 resulted in higher AFUDC.

                                             1999                        1998                 1997
                                    ----------------------      ----------------------      --------
                                               CHANGE FROM                 CHANGE FROM
                                     AMOUNT    PRIOR YEAR        AMOUNT    PRIOR YEAR        AMOUNT
                                    --------   -----------      --------   -----------      --------
Other operating expense...........  $141,041        4.7 %       $134,652        9.6 %       $122,811
Maintenance expense...............    50,805        3.5 %         49,082       (5.8)%         52,126
Depreciation and amortization.....    80,644        9.6 %         73,562       11.0 %         66,273
Income taxes......................    19,943      (53.6)%         42,949       (1.2)%         43,478
Interest charges on long-term
  debt............................    64,454       13.1 %         56,995       12.2 %         50,791
Interest charges--other...........     8,815       46.5 %          6,018      293.1 %          1,531
Other Income (expense)--net.......    (1,824)     (60.4)%         (4,602)     (19.8)%         (5,741)

    NVP's other operating expense increased $6.4 million in 1999 primarily due to growth related costs for distribution expenses and administrative and general costs that included group insurance and short-term incentive costs. Other operating expense increased in 1998 primarily due to increased costs for outside services, computer software and maintenance, administrative and general salaries and pension costs.

    The level of NVP maintenance and repair expenses depends primarily upon the scheduling, magnitude and number of generation unit overhauls at NVP's generating stations. In 1999 maintenance expense increased by $1.7 million primarily due to boiler maintenance at the Reid Gardner Generating Station. In 1998, maintenance expense decreased by $3.0 million due primarily to lower maintenance expense at the Reid Gardner Generating Station.

    NVP Depreciation expense was higher in 1999 because of the addition of approximately $280 million in depreciable assets during the current year including the completion of the Crystal Transmission Project in June 1999. Also, depreciation expense increased $7.3 million in 1998 because of a growing electric depreciable asset base.

    NVP Income taxes were lower in 1999 due to lower operating income before taxes. Income taxes for 1998 and 1997 were comparable.

    Interest charges on NVP long-term debt were higher in 1999 due to interest costs on $130.0 million of unsecured notes issued in March 1999. Interest on long-term debt increased in 1998 primarily due to the issuance in November 1997 of the new Series 1997A $52.3 million Industrial Development Revenue Bonds
(IDBs) and Series 1997B $20 million Pollution Control Revenue Bonds (PCRBs) and the remarketing at fixed rates in January 1998 of variable rate revenue bonds, $76.8 million, Series 1995A, $44, million Series 1995C, $20.3 million,
Series 1995D and $13 million,

Series 1995E. See Note 9 of "Notes to Consolidated Financial Statements" for additional information regarding long-term debt.

    NVP Interest charges--other was higher in 1999 because of interest costs associated with higher short-term borrowings in 1999. Other interest expense was also higher in 1998 compared to 1997 due to higher short-term borrowings.

    NVP Other income (expense)--net was lower in 1999 because corporate and short-term incentive costs were charged to operating expense rather than other expense during 1999. Other expense was lower in 1998 because of higher costs in 1997 for cancellation fees, adjustments related to the PUCN decision and higher short-term incentive costs.

SIERRA PACIFIC POWER COMPANY OPERATING RESULTS

    Net income before preferred dividends in 1999 was $71.7 million, a decrease of $14.3 million compared to 1998. Sierra Pacific Power Company ("SPPC") was authorized to earn a return on equity of 12% in its Nevada electric operations and 12% and 11.25%, respectively, in its Nevada gas and water operations. SPPC earned in excess of its allowed regulated returns for its electric and gas operations and therefore, under its currently effective rate settlement, SPPC anticipates it will make refunds to customers reflecting one half of the excess earnings. Appropriate reserves have been recorded to reflect the anticipated refunds. California operations were authorized to earn a return on common equity of 11.6% in 1999.

    Nevada, SPPC's primary jurisdiction, uses a marginal cost method for setting electric and gas rates by customer class. As a result, changes in sales mix can result in variations in revenues, regardless of changes in total consumption.

    The components of gross margin are set forth (Dollars in thousands):

                                                  1999       1998       1997
                                                --------   --------   --------
Operating Revenues:
  Electric....................................  $609,197   $585,657   $540,346
  Gas.........................................   100,177     99,532     70,675
  Water.......................................    54,348     49,143     46,519
                                                --------   --------   --------
      Total Revenues..........................  $763,722   $734,332   $657,540
                                                --------   --------   --------

Energy Costs:
  Electric....................................   294,822    271,773    231,473
  Gas.........................................    68,125     65,430     38,135
                                                --------   --------   --------
      Total Energy Costs......................   362,947    337,203    269,608
                                                --------   --------   --------
        Gross Margin..........................  $400,775   $397,129   $387,932
                                                ========   ========   ========

Gross Margin by Segment:
  Electric....................................  $314,375   $313,884   $308,873
  Gas.........................................    32,052     34,102     32,540
  Water.......................................    54,348     49,143     46,519
                                                --------   --------   --------
      Total...................................  $400,775   $397,129   $387,932
                                                ========   ========   ========

    The causes for significant changes in specific lines comprising the results of operations for the years ended are provided below (Dollars in thousands):

                                         1999                          1998                   1997
                               ------------------------      ------------------------      ----------
                                            CHANGE FROM                   CHANGE FROM
                                 AMOUNT     PRIOR YEAR         AMOUNT     PRIOR YEAR         AMOUNT
                               ----------   -----------      ----------   -----------      ----------
ELECTRIC OPERATING REVENUES:
  Residential................  $  171,533       1.4 %        $  169,109        3.7 %       $  163,003
  Commercial.................     188,348       5.4 %           178,752        1.9 %          175,386
  Industrial.................     185,771       0.5 %           184,820        4.7 %          176,463
                               ----------      ----          ----------      -----         ----------
  Retail revenues............     545,652       2.4 %           532,681        3.5 %          514,852
  Other......................      63,545      20.0 %            52,976      107.8 %           25,494
                               ----------      ----          ----------      -----         ----------
    TOTAL REVENUES...........  $  609,197       4.0 %        $  585,657        8.4 %       $  540,346
                               ==========      ====          ==========      =====         ==========
  Retail sales in
    megawatt-hours (MWh).....   8,412,853       4.5 %         8,047,650        3.9 %        7,743,799
                               ----------      ----          ----------      -----         ----------
  Average retail revenue per
    MWh......................  $    64.86      (2.0)%        $    66.19       (0.4)%       $    66.49

    In 1999, residential, commercial and industrial electric revenues increased due to a 3% increase in both residential and commercial customers and a 7.8% increase in industrial customers. The increase in residential and industrial revenues was partially offset by lower use per customer. Residential use per customer was lower due to milder weather in 1999. Industrial use per customer was lower primarily because of reduced production by several of SPPC's gold mining customers as a result of lower gold prices in 1999. The average retail revenue per MWh was lower for 1999 because of higher revenues from customers that are charged lower rates per MWh. Other electric revenues were higher due to a $19.4 million increase in wholesale electric sales. This increase was partially offset by a $4.3 million reclassification from operating expense to a contra-revenue in order to reflect a refund resulting from the 1997 earnings sharing decision by the PUCN. Also, the increase in 1999 revenues was partially offset by a higher provision for customer refunds and also losses from SPPC's Pinon Pine subsidiaries.

    In 1998, residential and commercial revenues increased due to 2% and 3% increases in customers, respectively. Industrial revenues were higher in 1998 because of higher use per customer, primarily in the mining industry where several of SPPC's customers expanded operations during 1998. The increases in revenues for residential, commercial and industrial were all partially offset by a rate reduction that went into effect March 1997. The increase in other revenues primarily resulted from higher wholesale electric sales and a smaller charge for customer refunds. Higher wholesale sales in 1998, $33.1 million compared to $13.3 in 1997, reflect an increased focus on this business opportunity.

                                      1999                           1998                    1997
                            -------------------------      -------------------------      -----------
                                          CHANGE FROM                    CHANGE FROM
                              AMOUNT      PRIOR YEAR         AMOUNT      PRIOR YEAR         AMOUNT
                            -----------   -----------      -----------   -----------      -----------
GAS OPERATING REVENUES:
  Residential.............  $    42,888       (2.2)%       $    43,833       14.1 %       $    38,410
  Commercial..............       21,259       (3.5)%            22,022       12.3 %            19,606
  Industrial..............       11,252       (9.0)%            12,368        6.8 %            11,580
  Miscellaneous...........        1,305      281.3 %              (720)      (6.2)%              (678)
                            -----------      -----         -----------     ------         -----------
  Total retail revenue....       76,704       (1.0)%            77,503       12.5 %            68,918
  Wholesale revenue.......       23,473        6.6 %            22,029     1153.8 %             1,757
                            -----------      -----         -----------     ------         -----------
  TOTAL REVENUES..........  $   100,177        0.6 %       $    99,532       40.8 %       $    70,675
                            ===========      =====         ===========     ======         ===========
  Sales (Decatherms):
  Retail..................   13,387,819       (5.3)%        14,142,782       13.3 %        12,487,087
  Wholesale...............   10,424,212      (11.2)%        11,738,372     1278.6 %           851,459
                            -----------      -----         -----------     ------         -----------
  Total...................   23,812,031       (8.0)%        25,881,154       94.0 %        13,338,546
                            -----------      -----         -----------     ------         -----------
  Average revenues per
    decatherm
  Retail..................  $      5.73        4.6 %       $      5.48       (0.7)%       $      5.52
  Wholesale...............  $      2.25       19.8 %       $      1.88       (8.7)%       $      2.06

    Residential, commercial and industrial gas revenues were lower in 1999 because of lower per customer use resulting from milder weather in 1999. Lower gas revenues in 1999 were partially offset by additional customers in all categories. Wholesale gas revenues were higher due to several large gas sales contracts in the first quarter of 1999.

    Residential, commercial and industrial gas revenues increased in 1998 because of a 4% increase in customers and colder than normal weather during the year. The increase in wholesale revenues reflected the Company's increased focus on this business opportunity.

                                                 1999                       1998                1997
                                        ----------------------     ----------------------     --------
                                                   CHANGE FROM                CHANGE FROM
                                         AMOUNT    PRIOR YEAR       AMOUNT    PRIOR YEAR       AMOUNT
                                        --------   -----------     --------   -----------     --------
WATER OPERATING REVENUES..............  $54,348       10.6%        $49,143        5.6%        $46,519
                                        =======       ====         =======        ===         =======

    Water revenues increased during 1999 due to a 5% increase in total customers and higher use per customer as a result of less precipitation in 1999.

    Water revenues were higher in 1998 because of a 3% increase in customers and an April 1998 price increase.

                                         1999                          1998                   1997
                               ------------------------      ------------------------      ----------
                                            CHANGE FROM                   CHANGE FROM
                                 AMOUNT     PRIOR YEAR         AMOUNT     PRIOR YEAR         AMOUNT
                               ----------   -----------      ----------   -----------      ----------
PURCHASED POWER..............  $  179,781      14.5 %        $  156,970      20.2 %        $  130,612
Purchased Power MWh..........   5,797,903      25.4 %         4,623,959      20.5 %         3,836,975
Average cost per MWh of
Purchased Power..............  $    31.01      (8.7)%        $    33.95      (0.3)%        $    34.04

    Purchased power costs were higher in 1999 primarily because SPPC fulfilled more of its total energy requirements with less expensive purchased power and reduced its own generation. Purchased power costs were also higher during 1999 due to increased wholesale sales. The higher costs were partially offset by lower average unit prices for purchased power.

    Purchased power costs were significantly higher in 1998 due mostly to the costs associated with higher wholesale electric sales as discussed previously. To a lesser extent system load growth also contributed to higher purchased power costs.

                                         1999                          1998                   1997
                               ------------------------      ------------------------      ----------
                                            CHANGE FROM                   CHANGE FROM
                                 AMOUNT     PRIOR YEAR         AMOUNT     PRIOR YEAR         AMOUNT
                               ----------   -----------      ----------   -----------      ----------
FUEL FOR POWER GENERATION....  $  115,065       0.2 %        $  114,803      13.8%         $  100,861
MWhs generated...............   4,998,140      (9.5)%         5,524,262      13.7%          4,859,203
Average fuel cost per MWh
of Generated Power...........  $    23.02      10.8 %        $    20.78       0.1%         $    20.76

    Fuel for generation costs were comparable with the prior year despite a 9.5% reduction in the volume of electric generation. Higher gas prices and the absence of Department of Energy co-funding of fuel costs at the Pinon Pine project contributed to the higher average cost per MWh of generated power.

    The costs of fuel for generation increased in 1998 because of higher generation requirements needed to meet continued customer growth and greater use per customer.

                                      1999                           1998                    1997
                            -------------------------      -------------------------      -----------
                                          CHANGE FROM                    CHANGE FROM
                              AMOUNT      PRIOR YEAR         AMOUNT      PRIOR YEAR         AMOUNT
                            -----------   -----------      -----------   -----------      -----------
GAS PURCHASED FOR RESALE
  Retail..................  $    47,696        7.2 %       $    44,473       21.2%        $    36,703
  Wholesale...............       20,429       (2.5)%            20,957     1371.7%              1,424
                            -----------      -----         -----------     ------         -----------
  Total...................  $    68,125        4.1 %       $    65,430       71.6%        $    38,127
                            ===========      =====         ===========     ======         ===========

GAS PURCHASED FOR RESALE
(DECATHERMS)
  Retail..................   13,501,728       (6.6)%        14,462,505       13.6%         12,727,950
  Wholesale...............   10,424,212      (11.2)%        11,738,372     1278.6%            851,459
                            -----------      -----         -----------     ------         -----------
  Total...................   23,925,940       (8.7)%        26,200,877       92.9%         13,579,409
                            ===========      =====         ===========     ======         ===========

AVERAGE COST PER DECATHERM
  Retail..................  $      3.53       14.6 %       $      3.08        6.9%        $      2.88
  Wholesale...............  $      1.96        9.5 %       $      1.79        7.2%        $      1.67

    The cost of gas purchased for retail sales increased in 1999 because of higher unit prices. The increase in gas unit prices is attributable to increased demand for gas in the Pacific Northwest and additional transportation fees.

    Consistent with the increase in retail gas revenues from customer growth and colder weather in 1998, retail gas purchases (decatherms) were higher in 1998. The average cost per decatherm for all purchases was also higher because of an increase in the unit cost of firm and spot purchases.

                                                1999                        1998                 1997
                                       ----------------------      ----------------------      --------
                                                  CHANGE FROM                 CHANGE FROM
                                        AMOUNT    PRIOR YEAR        AMOUNT    PRIOR YEAR        AMOUNT
                                       --------   -----------      --------   -----------      --------
Allowance for other funds used during
  construction.......................  $(1,341)     (135.3)%       $ 3,797       (33.7)%       $ 5,723
Allowance for borrowed funds used
during construction..................      308       (95.2)%         6,414        34.0 %         4,785
                                       -------      ------         -------       -----         -------
                                       $(1,033)     (110.1)%       $10,211        (2.8)%       $10,508
                                       -------      ------         -------       -----         -------

    The total allowance for funds used during construction (AFUDC) was lower in 1999 because of construction completed in June and December 1998 for the Pinon and Alturas projects, respectively. Also, the 1999 amounts reflect an adjustment to reverse amounts previously charged to AFUDC of $2.3 million. This adjustment resulted from a refinement of amounts assigned to specific components of facilities that were completed at various times and that used differing AFUDC rates.

    AFUDC was slightly lower in 1998 than 1997. The 1998 amount was lower due to the completion of the Pinon Pine power project in June 1998.

                                             1999                        1998                 1997
                                    ----------------------      ----------------------      --------
                                               CHANGE FROM                 CHANGE FROM
                                     AMOUNT    PRIOR YEAR        AMOUNT    PRIOR YEAR        AMOUNT
                                    --------   -----------      --------   -----------      --------
Other operating expense...........  $115,453       (0.5)%       $116,076      (3.8)%        $120,600
Maintenance expense...............    22,520        1.1 %         22,266      (4.8)%          23,387
Depreciation and amortization.....    77,373       11.4 %         69,435       8.3 %          64,117
Income taxes......................    36,042      (17.2)%         43,550       7.8 %          40,387
Interest charges on long-term
  debt............................    40,263        3.5 %         38,890      (1.8)%          39,609
Interest charges--other...........    11,615       51.7 %          7,659      67.1 %           4,583

    Other operating expense for 1999 include a $4.5 million adjustment, which increased expense and reduced revenue related to a rate reserve established in 1998. This was offset by other reductions. Other operating expense was lower in 1998 due to lower costs for stock compensation, post-retirement benefits, fuel buyouts, lower accruals for delays in the construction of Pinon, and no flood damage costs.

    Maintenance expense for 1999 was comparable to the prior year. Maintenance expense was lower in 1998 because of additional electric plant maintenance performed during the previous year.

    Depreciation and amortization expense increased for 1999 due to the completion of the Alturas intertie in December 1998 and the Pinon post-gasification facilities in June 1998. Depreciation expense increased in 1998 because of the Pinon Pine facilities completed in 1998. Also, 1998 depreciation was higher due to water division additions and other customer improvements added to plant in service late in 1997.

    Operating income taxes were less in 1999 due to lower operating income before income taxes and a lower effective tax rate for the year. Operating income taxes increased in 1998 due to increases in pre-tax income and the effective tax rate.

    Interest on long term debt was slightly higher in 1999 due to higher average long-term debt balances over the prior year. Interest on long-term debt was lower in 1998 because of the redemption of $5 million of 8.65% medium-term notes on June 18, 1998.

    Interest charges--other were higher for 1999 because of a Public Utilities Commission of Nevada's decision to assess partial interest on amounts payable in the 1997 earnings sharing case and higher average short-term borrowing in 1999. Interest charges--other increased in 1998 because of higher short-term debt balances utilized to partially finance the Alturas transmission project.

LIQUIDITY AND CAPITAL RESOURCES

    Overall net cash flows increased slightly during1999, as compared to 1998. Net cash flows were greater in 1999 due to more cash provided from operating and financing activities. The increase in cash provided from operating and financing activities was partially offset by more cash used in investing activities. The increase in cash flows from operating activities was primarily due to the collection of revenues related to previously deferred energy costs. Increased cash from financing activities resulted from the issuance of $456.2 million of commercial paper by SPR to provide funding of the cash portion of the merger consideration. Also, NVP issued long-term debt of $130 million senior unsecured notes, due 2004 and both SPPC and NVP each issued $100 million floating rate notes in September and October 1999, respectively. Cash utilized for Investing activities increased primarily as a result of the merger cash requirements. See
Note 2 to the consolidated financial statements included in this report for more information about the merger cash requirements.

    Overall net cash flows increased during 1998, as compared to 1997, due to higher net cash from operating and financing activities which were partially offset by more cash used in investing activities. The increase in cash from operating activities was mainly due to an energy rate increase effective February 1, 1998, offset by the deferral of energy cost recovery. The increase in cash used in investing activities was primarily due to increased construction expenditures. The increase in net cash used in financing activities was mainly due to increased short-term borrowing.

CONSTRUCTION EXPENDITURES AND FINANCING

    NEVADA POWER COMPANY

    The table below provides SPR's consolidated cash construction expenditures and internally generated cash net 1999. The historical information for 1998 and 1997 is NVP information. (Dollars in thousands):

                                                        1999       1998       1997       TOTAL
                                                      --------   --------   --------   ----------
Cash construction expenditures*.....................  $729,794   $302,041   204,795    $1,236,630
                                                      ========   ========   =======    ==========
Net cash flow from operating activities.............   211,089    148,281   107,792       467,162
Less common & preferred cash dividends..............   115,833     73,962    81,216       271,011
                                                      --------   --------   -------    ----------
Internally generated cash...........................    95,256     74,319    26,576       196,151
                                                      ========   ========   =======    ==========
Internally generated cash as a percentage of cash
  construction expenditures.........................    13%        25%        13%         16%

------------------------

* 1999 cash construction expenditures include $448.3 million of merger related costs.

    SIERRA PACIFIC POWER COMPANY

    The table below provides cash construction expenditures and net internally generated cash for 1997 through 1999 (dollars in thousands):

                                                        1999       1998       1997      TOTAL
                                                      --------   --------   --------   --------
Cash Construction Expenditures......................  $116,131   $139,098   $110,878   $366,107
                                                      ========   ========   ========   ========
Net cash flow from operating activities.............   122,329    153,191    145,455    420,975
Less common & preferred cash dividends..............    81,746     80,459     75,459    237,664
                                                      --------   --------   --------   --------
Internally generated cash...........................    40,583     72,732     69,996    183,311
Add equity contribution from parent.................    22,000     17,250     27,000     66,250
                                                      --------   --------   --------   --------
    Total cash available............................  $ 62,583   $ 89,982   $ 96,996   $249,561
                                                      ========   ========   ========   ========
Internally generated cash as a percentage of cash
  construction expenditures.........................    35%        52%        63%        50%
Total cash available as a percentage of cash
  construction expenditures.........................    54%        64%        87%        68%

    ESTIMATED COMBINED CONSTRUCTION EXPENDITURES

    SPR's estimated cash construction expenditures for 2000 through 2004 are $1.6 billion. SPR estimates that 90% of its 2000 cash expenditures of approximately $308 million will be provided by internally generated funds, with the remainder being provided by the issuance of long-term debt and short-term debt.

    The estimated level of internally generated cash utilized for construction of 90% anticipates that NVP and SPPC will pay all of their net income in dividends to Sierra Pacific Resources. SPR anticipates subsequently reinvesting a portion of those dividends in the form of capital contributions of $44 million of common equity to NVP and $28 million to SPPC in 2000.

CAPITAL STRUCTURE

    On July 28, 1999, immediately following the consummation of the merger with NVP, SPR put into place a $500 million unsecured revolving credit facility. This facility may be used for working capital and general corporate purposes, including for commercial paper backup, and replaced SPR's existing credit facility. At the same time, SPPC and NVP each put into place a $150 million unsecured revolving credit facility, which replaced all existing credit facilities. These two facilities may also be used for working capital and general corporate purposes, including for commercial paper backup. In addition, immediately following the merger, SPR and NVP established new commercial paper programs, SPPC revised its existing commercial paper program, and SPR issued $456.2 million of commercial paper to provide temporary funding of the cash portion of the merger consideration.

    As of December 31, 1999, SPR had $463 million of commercial paper issued and outstanding, NVP had $82 million of commercial paper issued and outstanding and SPPC had $110 million of commercial paper issued and outstanding. SPR's, NVP's and SPPC's commercial paper programs are rated A2 and P2 by Standard and Poor's and Moody's, respectively.

    SPR's actual consolidated capital structure at December 31, 1999 and 1998 was as follows. The 1998 capital structure presented is NVP information. (Dollars in thousands):

                                                              1999                1998
                                                        -----------------   -----------------
Short-Term Debt (1)...................................  $  957,688    22%   $  155,380     7%
Long-Term Debt........................................   1,556,627    36%      900,227    43%
Preferred Stock.......................................      50,000     1%        3,265     --
Preferred Securities..................................     237,372     6%      188,872     9%
Common Equity.........................................   1,477,129    35%      864,036    41%
                                                        ----------   ----   ----------   ----
  TOTAL...............................................  $4,278,816   100%   $2,111,780   100%
                                                        ==========   ====   ==========   ====

------------------------

(1) Including current maturities of long-term debt and preferred stock.

    As of December 31, 1999, under tests required by NVP's first mortgage, NVP could issue up to $785 million of additional first mortgage bonds at an assumed interest rate of 8.0%.

    The indenture under which SPPC's first mortgage bonds are issued, prescribes certain coverage ratios that must be met before additional bonds may be issued. At December 31, 1999, these coverage provisions would allow for the issuance of approximately $511 million in additional first mortgage bonds at an assumed interest rate of 8.0%. The indenture also limits the amount of first mortgage bonds that SPPC may issue to 60 percent of unfunded property plus the amount of any previously issued bonds that have since been retired. Based on certifications to the trustee as of December 31, 1999, these indenture provisions would have allowed for the issuance of approximately $845 million in additional first mortgage bonds.

    NVP's secured long-term debt is rated A and Baa1 by Standard & Poor's and Moody's, respectively. NVP's pre-tax interest coverages for 1999, 1998 and 1997 were 2.35%, 3.22% and 3.59%, respectively.

    SPPC's secured long-term debt is rated A- and A3 by Standard & Poor's and Moody's, respectively. SPPC's pre-tax interest coverages for 1999, 1998 and 1997 were 3.15%, 3.87% and 3.86%, respectively.

    SPR currently does not have a secured long-term debt rating by Standard & Poor's or Moody's.

REGULATORY EVENTS

INDUSTRY RESTRUCTURING

    ELECTRIC RESTRUCTURING ACTIVITIES

    In 1997, the Governor of Nevada signed into law Assembly Bill 366 (AB366) that provided for competition to be implemented in the electric utility industry.

    In 1999, the Governor signed into law Senate Bill 438 (SB438) that amended AB366. SB438 contains the following major provisions:

    - In addition to generation, metering and billing are declared to be potentially competitive services.

    - The start date for competition is March 1, 2000, or such other start date determined to be in the public interest by the Governor.

    - The electric distribution utility is the provider of last resort (PLR) until alternate methods go into effect, no sooner than July 1, 2001. PLR rates are capped until March 1, 2003 at the rates in effect as of July 1, 1999, as adjusted for any deferred energy cases filed with the PUCN prior to October 1, 1999.

    - Allows the use of the net proceeds of generation divestiture to pay for certain reductions in PLR revenues until March 1, 2003 arising from the departure of customers who select new energy.

    - Repeals deferred energy charges for electric utilities on October 1, 1999.

    - Permits alternative sellers to submit bids to provide PLR service after July 1, 2001, subject to a PUCN public interest finding and a PUCN-held auction.

    - Provides for the recovery of Past Costs, often referred to as stranded costs, including specific criteria for recovery of purchase power costs.

    The PUCN has conducted a number of hearings associated with AB366 and SB438. In February 2000 the Governor of Nevada delayed the start date of competition indefinitely. Electric competition may begin later in 2000 or 2001. Generally, restructuring regulations have proceeded slowly. Currently, many important regulations, including the affiliate regulations and the PLR, are not complete. In their present form several of the proposed regulations could have potentially significant negative financial ramifications. These regulations and the potential risks are described below.

    AFFILIATE TRANSACTION RULES AND AFFILIATE APPLICATIONS TO PROVIDE
     POTENTIALLY COMPETITIVE SERVICES

    While SB438 allows the use of name and logo by affiliates, the affiliate regulation has not yet been modified to reflect this change. The companies have requested that the PUCN modify the rule related to sharing services, sharing officers and directors, and transfer pricing. To date the PUCN has not acted on this request. On March 30, 1999, NVP and SPPC filed with the District Court a "Complaint and Petition for Declaratory and Injunctive Relief and for Judicial Review" relating, among other things, to the Affiliate Transaction Rules. SPPC and NVP asked that the court find that the rules "violate plaintiff's federal and state constitutional guarantees, are unlawful and invalid because they were enacted in violation of the procedural and substantive provisions of the Administrative Procedures Act, and are unlawful and invalid because they exceed the authority of the PUCN and are unsupported by the evidence." SPC and NVP asked that the court order the PUCN not to enforce the regulations.

    PAST COSTS

    Past costs, commonly referred to as stranded costs in other jurisdictions, were the subject of several hearings in 1999. AB366/SB438 permit the recovery of costs associated with potentially competitive services such as generation and purchased power pursuant to specified legal criteria. In the hearings various topics were discussed, including the characteristics that define recoverable past costs, criteria for evaluating the effectiveness of mitigation efforts, options for cost recovery mechanisms and applicable tax and accounting issues.

    On December 29, 1999 the PUCN adopted the past cost regulation. This regulation requires the utility to file for past costs 45 days after the adoption of the regulation or issuance of the final order in the compliance plan filing. The regulation requires estimates of book values and market values as of the opening date of competition. In addition, NVP and SPPC must provide documentation relative to criteria in the law such as mitigation efforts, conduct relative to other states, and efforts to minimize taxes. The PUCN will take these criteria into consideration in determining allowable past costs. During comments related to this rule, NVP and SPPC raised a number of legal issues including treatment of purchase power agreements, ability to true up initial estimates of past costs to actual results, and ability to recover costs to implement restructuring. NVP and SPPC have not completed an estimate of their past costs, since such a calculation is dependent on a variety of issues related to restructuring which are not resolved at this time. However based upon the current regulation and the positions taken by other parties to the rulemaking, several risk areas have been identified including:

    - SB438 criteria provides latitude for the PUCN to reduce each company's stranded cost claim.

    - Purchased power agreements are the largest category of past costs. Federal and state laws provide protection to federally mandated power purchase contracts. NVP and SPPC believe that the regulation provides less security to recover purchased power costs than provided by federal and state law.

    - Because the regulation does not provide a guaranteed true up to actual results, it is possible that stranded cost recovery could be set too low to recover all stranded costs.

    - The stranded cost proceeding will establish the gain or loss on sale of divestiture of generation; the regulation provides that any gain on divestiture would be utilized to reduce stranded costs. Some elements of the calculation may be controversial. In addition the regulation does not address other claims to generation gain, such as recovery of certain revenue shortfalls as allowed by SB438 which arise as customers leave the PLR.

    As indicated in "Recent Developments", NVP and SPPC have filed a lawsuit in United States District Court in Nevada challenging the constitutionality of the Nevada electric restructuring legislation and regulations.

    PROVIDER OF LAST RESORT

    The provider of last resort (PLR) will provide electric service to customers who do not select an electricity provider and to customers who are not able to obtain service from an alternative seller after the date competition begins.

    SB438 provides for the electric distribution utility (EDU) to provide PLR services until July 1, 2001. The PUCN has conducted several workshops and hearings on the PLR regulations. This rule is not expected to be finalized until mid-2000. The current draft proposed regulation includes standards of conduct relative to distribution and provider of last resort functions, which require segregation of operating functions and constraints on sharing of common services. As part of their comments during development of the proposed regulation, NVP raised concerns regarding the financial impacts of the proposed regulations that place into question the financial viability of the PLR. For instance the current regulations restrict the PLR from relying on distribution assets or revenues to obtain credit. Second, the current regulations provide no financial reward potential for the significant fuel price risks that the PLR may face during the PLR rate cap period which ends March 1, 2003. Third, the proposed standards of conduct for the EDU and PLR will increase costs as a result of the loss of economies of scale and scope.

    In addition to these impacts, the proposed regulation does not address two important areas associated with the PLR. Regulations have yet to be developed that fairly compensate the utilities for recovery of revenue shortfalls allowed under SB438 which arise as customers leave the PLR for new suppliers. Regulations also do not address how NVP and SPPC will be able to collect the costs, allowed by SB438, which will be incurred to serve customers who leave the PLR and later return.

    In the ongoing rulemaking process NVP and SPPC are working to address these serious concerns and modify the PLR regulation. If the proposed regulations are adopted in their current form, NVP and SPPC will seek to transition out of the PLR function. In addition, if necessary, NVP and SPPC are prepared to pursue legal remedies to mitigate any significant financial exposures associated with the final PLR regulation.

    INDEPENDENT SCHEDULING ADMINISTRATOR

    NVP and SPPC have participated in interim Independent Scheduling Administrator (iISA) working groups which are developing iISA standards, protocols and procedures. The PUCN has held hearings regarding entities interested in performing the iISA function, the timeline, the functions to be performed, the costs and how these entities will adhere to the PUCN iISA principles.

    To date, NVP and SPPC have not agreed to provide funding for the iISA because the PUCN has not provided a mechanism for NVP and SPPC to recover costs associated with the ISA. However, in February 2000 the PUCN opened an investigatory docket to consider the funding and other transmission access issues. See FERC Matters for further discussion.

    GAS RESTRUCTURING

    To comply with Nevada AB366 for natural gas deregulation, the PUCN has developed some new natural gas rules. In 1999, little gas restructuring activity occurred. Two new regulations with respect to gas licensing and gas licensing fees were adopted by the PUCN in 1999.

NEVADA MATTERS

    NON-PRICE TERMS AND CONDITIONS FOR DISTRIBUTION SERVICE

    On February 2, 1999, NVP filed its non-price terms and conditions for unbundled distribution service. A stipulation resolving most issues and agreeing to further filings on unresolved issues was filed with the PUCN and subsequently approved by the PUCN on April 22, 1999. Settlements regarding the unresolved issues were subsequently filed and approved by the PUCN.

    On February 1, 1999, SPPC filed its non-price terms and conditions for unbundled distribution service pursuant to the PUCN regulations. A stipulation resolving most issues and agreeing to further filings on unresolved issues was filed with the PUCN on April 9, 1999, and subsequently approved by the PUCN on April 22, 1999. Settlements regarding the unresolved issues were subsequently filed and approved by the PUCN.

    UNBUNDLING OF UTILITY SERVICES

    On April 1, 1999, NVP filed the revenue requirements and unbundling study portions of the Compliance Filing with the PUCN. The filing included the development of an electric revenue requirement for the test period 1998. The compliance filing rule requires the revenue requirement development to be in the same form used for rate cases. In the unbundling study, the revenue requirement was assigned and allocated to a number of service components including generation, aggregation, transmission, distribution, metering, billing, and customer services. On September 23, 1999, the PUCN issued an interim order on NVP's April 1 compliance filing. The order contained the PUCN's decision on revenue requirements, return on equity, depreciation, and the unbundling study. NVP did not utilize the orders revenue requirement, return on equity or depreciation rates from Phase II of the case because SB438 legally mandated that NVP use its July 1, 1999 revenue requirement.

    On April 1, 1999, SPPC filed the revenue requirements and unbundling study portions of the Compliance Filing with the PUCN. The filing included the development of an electric revenue requirement for the test period 1998. The compliance filing regulation requires the revenue requirement development to be in the form used for rate cases. In the unbundling study, the revenue requirement was assigned and allocated to a number of service components including generation, aggregation, transmission, distribution, metering, billing, and customer services. On September 23, 1999, the PUCN issued an interim order on SPPC's April 1 compliance filing. The order contained the PUCN's decision on revenue requirements, return on equity, depreciation, and the unbundling study.

SPPC did not utilize the order's revenue requirement, return on equity or depreciation rates from Phase II of the case because SB438 legally mandated that SPPC use its July 1, 1999 revenue requirement.

    PRICING OF DISTRIBUTION SERVICE

    On October 12, 1999, NVP filed final versions of the approved non-price terms and conditions and rates reflecting a revenue requirement thought by NVP to be correct and in accordance with SB 438. Hearings were held in January 2000.

    On October 8, 1999, SPPC filed final versions of the approved non-price terms and conditions and rates reflecting a revenue requirement thought by SPPC to be correct and in accordance with SB 438. Hearings were held in early November. A decision is expected in 2000.

    MERGER OF SIERRA PACIFIC RESOURCES AND NEVADA POWER

    On April 8, 1998, NVP and SPPC filed a joint application with the PUCN for approval of their proposed merger. On January 4, 1999, the PUCN issued the final order in the merger case. On December 31, 1998, the PUCN voted 3-0 to approve the merger, with conditions. The conditions include, among others, requirements to divest generation, file the divestiture plan with the Commission for approval, file an ISA proposal with the FERC, file a generation tariff with the FERC, file a rate case and unbundle costs in 1999, file a subsequent rate case three years after retail competition, and submit application to recover stranded costs.

    DEFERRED ENERGY FILING

    Senate Bill 438 froze the rates for NVP at the level that was in effect on July 1, 1999, except that the PUCN was authorized to modify those rates in decisions related to deferred energy cases filed by NVP prior to October 1, 1999. Accordingly, NVP filed a deferred energy case on July 15, 1999, covering the period from June 1, 1998 through May 31, 1999. On September 30, 1999, NVP filed an amendment to its deferred energy case, covering the additional period through August 31, 1999. On February 4, 2000, the PUCN issued an order that rejected NVP's September 30, 1999 amendment to its deferred energy filing. In addition, on March 28, 2000, the PUCN issued a decision that ordered a substantial reduction in NVP's requested rate relief on the remaining
$44 million included in the case. See "Recent Developments--Recent Decisions in Nevada Power Deferred Energy Cases".

    As a result of these decisions, NVP recognized a reserve for previously deferred energy and imputed capacity costs of $80 million. $56 million of the reserve is associated with the February 4 decision and $24 million is associated with the March 21 decision. NVP has appealed the PUCN decisions.

    EARNINGS SHARING

    On April 30, 1999, SPPC filed its second compliance filings related to the 1997 rate stipulation The filings provide a calculation of SPPC's electric and gas earnings in excess of a 12% return on equity (ROE). Any earnings in excess of 12% ROE are shared 50/50 between shareholders and customers. On August 19, 1999, the PUCN approved a stipulation between SPPC, Staff, and the UCA that rebated $7.37 million and $1.98 million to electric and gas customers, respectively, in 1999. Based on 1999 operating results, SPPC anticipates it may make refunds to customers. Appropriate reserves have been recorded to reflect any anticipated refunds.

    GENERATION DIVESTITURE

    SPPC and NVP filed with the PUCN a request for approval to sell their respective generation plants on October 12, 1999. On February 18, 2000, the PUCN approved an application to sell the generation plants of both SPPC and NVP. The revised divestiture plan was approved unanimously by the Commission. Under the terms of the approved plan, both utilities will sell all of their power plants through an auction process.

CALIFORNIA MATTERS

    RATE REDUCTION BONDS

    California's electricity restructuring statute (Assembly Bill 1890, Chapter 854, California Statutes of 1996, as amended), permits California investor-owned utilities, including SPPC, to finance the recovery of a reduction in electricity rates for residential and small commercial customers through the issuance of rate reduction certificates. Transition costs consist of the costs of generation-related assets and obligations that may become uneconomic as a result of a competitive generation market, together with certain other costs associated therewith.

    In order for SPPC to recover transition and associated costs, the California Public Utilities Commission (CPUC) authorized the establishment of non-bypassable, usage-based, per kilowatt hour charges (FTA Charges), to be included in the regular utility bills of residential and small commercial consumers located in the historical service territory of SPPC in California. The right to receive payments made in respect of the FTA Charges is referred to as Transition Property.

    On April 9, 1999, SPPC sold the Transition Property to SPPC Funding LLC, a Delaware special purpose limited liability company whose sole member is the Company, in exchange for the proceeds of the SPPC Funding LLC Notes, Series 1999-1 (Underlying Notes). SPPC Funding LLC then issued and sold the Underlying Notes to the California Infrastructure and Economic Development Bank Special Purpose Trust SPPC-1 (Trust) in exchange for the proceeds of the sale of the Trust's $24.0 million 6.4% Rate Reduction Certificates, Series 1999-1 (Certificates). The Trust, which had been established by the California Infrastructure and Economic Development Bank, issued and sold the Certificates in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended. The Certificates are one of a series of rate reduction certificates that may be issued from time to time by the Trust and sold to investors upon terms determined at the time of sale.

    On January 10, 2000, the CPUC approved SPPC's annual true-up of the FTA charges effective January 1, 2000.

    REVENUE CYCLE UNBUNDLING

    On February 18, 1999, the CPUC approved SPPC's proposed Revenue Cycle Services Credits (RCSC) application filed February 2, 1998. The RCSC addresses meter ownership, meter services, meter reading, and billing and applies to customers who select their own provider of a revenue cycle service. On April 9, 1999, SPPC made a compliance tariff filing which reflects the approved credits.

    DIRECT ACCESS TARIFFS

    On April 5, 1999, the CPUC approved SPPC's compliance filing, effective back to March 18, 1998, which proposed tariff changes to implement direct access.

    RATE UNBUNDLING

    On April 5, 1999, the CPUC approved SPPC's proposed unbundled rates effective back to June 1, 1998.

    DISTRIBUTION COMPETITION

    The CPUC has opened a docket item to solicit comments and proposals on distributed generation and competition in electric distribution service. SPPC is actively participating in the on-going workshops. It is too early to determine how this proceeding may affect SPPC.

    GENERATION DIVESTITURE

    SPPC has filed with the CPUC its request for approval to sell its generation plants. SPPC plans to file a revised application during the first half of 2000.

    DISTRIBUTION PERFORMANCE-BASED RATE-MAKING (PBR)

    On January 3, 2000, SPPC filed a distribution PBR proposal to become effective January 1, 2001 through 2003. The proposal includes rate indexing and earnings sharing mechanisms as well as performance indicators for employee safety, customer satisfaction and system reliability. SPPC will submit a 2001 Cost of Capital filing in May 2000 and a Distribution PBR 2001 Cost of Service filing in June 2000.

FERC MATTERS

    ALTURAS

    On April 15, 1999, the FERC approved the settlement in the Import Limit Case which had previously been certified by the Administrative Law Judge in June 1998. The settlement provides that, until February 28, 2001, Truckee Donner Public Utility District (TDPUD) will receive 30 MW of import capability. After February 28, 2001, allocation of import capacity will be determined by the FERC based on the results of SPPC's 1998 Resource Plan and a subsequent filing with the FERC in 1999.

    REGIONAL TRANSMISSION ORGANIZATIONS

    On May 13, 1999, the FERC issued a Notice of Proposed Rulemaking on Regional Transmission Organizations (RTOs). The FERC proposed characteristics of an RTO and also the requirement for utilities to form or join RTOs.

    On August 23, 1999, SPPC filed comments on the proposed rule along with numerous other parties. On December 15, 1999, the FERC approved the final rule on RTOs.

    MERGER

    On April 14, 1999, the FERC voted to approve the merger of SPR and NVP, as proposed. In approving the merger the FERC required the companies to divest their generation facilities (as proposed by the companies) and required NVP to file an update of its transmission rates (also proposed by the companies).

    On May 17th, TDPUD filed a Petition for Rehearing of the FERC's order approving the merger. TDPUD claims the FERC violated its own policy by allowing the merger to be consummated prior to divestiture of generation assets. NVP and SPCC filed an answer to TDPUD's Petition for Rehearing in May. On July 14, 1999, the FERC denied all aspects of TDPUD's petition.

    TRANSMISSION RATE CASES

    On May 29, 1999, NVP filed an application with the FERC to increase its Open Access Transmission rates. On November 24, 1999, an unopposed motion to suspend the procedural schedule to allow consummation of a settlement was filed with the FERC. The Settlement was filed on February 8, 2000 and the rates became effective on March 1, 2000.

    On March 30, 1999, SPPC filed with the FERC to increase its Open Access Transmission rates. SPPC requested an increase of $16 million in the annual revenue requirement for network service. The point-to-point rate would increase from $2.80 /kW-mo. to $3.21 /kW-mo. This filing incorporates the Alturas intertie, completed in December 1998, and the reclassification of transmission and distribution facilities approved by the PUCN last summer.

    On May 28, 1999, as expected, the FERC issued an order setting the rate case for hearing. The proposed rates are accepted subject to refund and suspended until November 1, 1999. On June 14, 1999, as required by the May 28 order, SPPC filed additional information on the proposed transmission and distribution (T&D) reclassification. SPPC also requested that the FERC accept the filing and approve the T&D split. On July 29, 1999 the FERC accepted the Company's proposed T&D reclassification.

    On October 12, 1999, SPPC filed an Offer of Partial Settlement which resolved all issues but pricing to the Mines and to the City of Fallon. On November 3, the Partial Settlement was certified to the FERC. A status report on the two remaining issues was filed on January 11, 2000. On January 31, 2000, the FERC approved the Partial Settlement.

    GENERATION TARIFFS

    On March 31, 1999, NVP filed with the FERC for approval of generation tariffs which contain the rates, terms and conditions under which the new owners of NVP's generation would operate after divestiture. The FERC approved the tariffs on November 1, 1999. In compliance with the FERC's November 1 order, NVP filed pro forma service agreements for the approved tariffs which were subsequently approved on December 16, 1999.

    On March 31, 1999, SPPC filed Docket No. ER99-2332 with the FERC for approval of generation tariffs that contain the rates, terms and conditions under which the new owners of SPPC's generation would operate after divestiture. The tariffs permit market-based rates after the offering of capacity under a cost-based recourse approach.

    Motions to intervene and protest in SPPC's generation tariffs rate case were due on April 20, 1999. Newmont, City of Fallon, and TDPUD filed motions to intervene and protest. Barrick (a mining company) filed a motion to intervene with comments. Several other parties also filed interventions. The PUCN filed motion to intervene and protest one day after the date established by the FERC. The PUCN requested the FERC to hold the proceedings in abeyance to allow the PUCN more time to review Sierra's divestiture plan filing.

    SPPC filed an Answer to the protests filed on the tariff on May 5, 1999. In response to the PUCN request, SPPC requested that the FERC rule on SPPC's tariff by November 30, 1999 (rather than September 30, 1999) to allow the PUCN more time. SPPC also provided clarification in response to other protests.

    On July 20, 1999, SPPC filed a motion to expedite the FERC's consideration of the tariff. The motion requested that the FERC approve the tariff by September 30, 1999 since the PUCN issues were resolved.

    On November 1, the FERC dismissed the tariffs, apparently misinterpreting the agreement reached with the PUCN on the tariffs. On November 22, 1999, SPPC filed a request for rehearing of the FERC's November 1 order dismissing the tariffs. The rehearing request explains how the FERC erred in dismissing the tariff. On December 17, 1999, the Commission issued an Order Granting Rehearing for Further Consideration. A decision is expected in 2000.

    INDEPENDENT SCHEDULING ADMINISTRATOR (ISA)

    On July 23, 1999, SPPC and NVP submitted a filing to establish the Mountain West ISA (Docket ER97-3719). The proposal centers on the formation of an interim ISA called Mountain West ISA, which will ensure the non-discriminatory treatment of transmission customers in two wholesale electricity markets; one in northern Nevada and one in southern Nevada. The formation of the ISA is viewed as an interim step in the move to broader regional restructuring of the electric service industry in the western United States.

    Fifteen parties filed to intervene in the ISA filing. On September 17, 1999, SPPC, Nevada Power and the Mountain West ISA filed answers to the protests filed on the ISA filing. The California ISO filed an answer to SPPC's and Nevada Power's response to their protest on September 28, 1999.

    On January 27, 2000, the FERC issued an order approving with modifications the Mountain West ISA proposal. The PUCN is continuing to review aspects of the filing, including funding for the Mountain West ISA.

                            DESCRIPTION OF THE NOTES

    The following description of the terms of the notes supplements the description of the general terms and provisions of Debt Securities contained in the accompanying prospectus. To the extent the following description is inconsistent with any part of the description of Debt Securities contained in the prospectus, then the following description replaces the description in the prospectus.

    The notes will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") between Sierra Pacific Resources and The Bank of New York as Trustee.

    The following summary of certain provisions of the notes and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the registration statement we have filed with the SEC. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus supplement, those provisions or defined terms are incorporated by reference in this prospectus supplement.

TERMS

    The notes issued under the Indenture will mature on May 15, 2005. The notes will be unsecured obligations of Sierra Pacific Resources and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will initially be issued in an aggregate principal amount of $300 million, although we may "reopen" the note series and issue additional notes.

    The notes will bear interest at the rate shown on the front cover of this prospectus supplement from May 9, 2000, payable semi-annually on each May 15 and November 15 to the persons in whose name they are registered at the close of business on May 1 or November 1 preceding the interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

    The first interest payment on the notes will be made on November 15, 2000.

    The notes may be redeemed before their maturity as described below, but are not entitled to the benefit of any sinking fund. They will be issued in book-entry form only. See "Book-Entry System."

    If any Interest Payment Date, redemption date or Maturity Date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

    The notes will rank equally with all of our unsecured and unsubordinated debt. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are subject to regulation by state utility commissions which may impose limitations on the rate of return on equity or otherwise impact the amount of dividends which may be paid by those companies. Moreover, the articles of incorporation of Sierra Pacific Power Company contain restrictions on the payment of dividends on that subsidiary's common stock if there is currently a default in the payment of dividends on that company's preferred stock. Similarly, the terms of certain outstanding series of first mortgage bonds of both Nevada Power Company and Sierra Pacific Power Company contain quantitative limits on the amount of dividends that may be paid on that company's common stock. Finally, the bank credit facilities of Nevada Power Company and Sierra Pacific Power Company prohibit the payment of dividends on each company's common stock if that company is in default under its credit facility. As a result of these factors, the notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

    If we issue any debt securities within 12 months following the date of this prospectus supplement and those debt securities have the benefit of any covenant that is more favorable to the holders than the covenants applicable to the notes, then the company will amend the Indenture to make a similar covenant for the holders of the notes.

OPTIONAL REDEMPTION

    The notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

    (1) 100% of the principal amount of the applicable series of notes to be redeemed, and

    (2) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 25 basis points.

In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

    Holders of notes to be redeemed will receive a redemption notice by first-class mail at least 30 days but not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, then not more than 60 days before the redemption date the Trustee will select the particular notes or portions of notes for redemption from the outstanding notes not previously called, using a method that the Trustee deems fair and appropriate.

    On and after the redemption date, interest will no longer accrue on the notes or any portion of the notes called for redemption unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

    CERTAIN DEFINITIONS

    The following are defined terms relating to the notes.

    "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or obligated by law to close.

    "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

    "Comparable Treasury Price" means, with respect to any redemption date,
(1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston, Salomon Smith Barney and at least two other entities chosen by Sierra Pacific, or their affiliates which are primary U.S. government securities dealers, and their respective successors; provided, however, that if that company ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    BOOK ENTRY SYSTEM

    The notes initially will be represented by one or more global securities deposited with The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (for interests of persons who are participants) and records maintained by participants (for interests of persons who are not participants). The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

    DTC or its nominee will be considered the sole owner or holder of the notes represented by a global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of notes, and will not be considered the owners of record or holders of notes under the Indenture.

    We will make principal and interest payments on notes registered in the name of DTC or its nominee to DTC or its nominee as the registered holder of the relevant global security. None of us, the Trustee, any paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If DTC at any time is unwilling or unable to continue as a depository and we do not appoint a successor depository within 90 days, we will issue notes in definitive form in exchange for the entire global security. In addition, we may at any time and in our sole discretion determine not to have notes represented by a global security and, in such event, we will issue notes in definitive form in exchange for the entire global security. If any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in the owner's name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

CONCERNING THE TRUSTEE

    The Bank of New York, Trustee under the Indenture, is a member of the syndicate of lenders for our credit facility.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

    The following is a summary of material U.S. federal income tax consequences and material U.S. federal estate tax consequences of the acquisition, ownership and disposition of the notes by investors. The "issue price" is generally the first price at which a substantial amount of the notes is sold from their original issuance other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Because the amount payable at maturity will not exceed the issue price by more than a DE MINIMIS amount, as those amounts and issue price are determined under the Internal Revenue Code and Treasury Regulations thereunder, the following discussion assumes the notes will not be issued with original issue discount for federal income tax purposes.

    This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this prospectus supplement and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with the notes held as capital assets as defined in Section 1221 of the Internal Revenue Code, which is generally property held for investment, and does not address purchasers of the notes that may be subject to special rules, including, without limitation, certain U.S. expatriates, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities, persons who have a functional currency other than the U.S. dollar, and persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to them.

    For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

    - an individual citizen or resident of the United States;

    - a corporation or partnership, unless the Internal Revenue Service provides otherwise by Treasury Regulation, created or organized in or under the laws of the United States or any of its political subdivisions;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

    THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

    PAYMENT OF INTEREST

    Stated interest on a note generally will be includable in the income of the U.S. holder of such note as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

    AMORTIZABLE BOND PREMIUM

    If a U.S. holder purchases a note for an amount in excess of the principal amount, the holder will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. However, if the note is purchased at a time when the note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a smaller premium eligible for amortization during the call period and a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the note. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by an electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    Upon the sale, exchange or redemption of a note, a U.S. holder generally will recognize capital gain or loss equal to the difference between:

    (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which is taxable as ordinary income); and

    (2) such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. holder, increased by any market discount previously included in the income of the U.S. holder with respect to the note, and decreased by any bond premium therefor amortized by the U.S. holder with respect to the note. Such capital gain or loss will be long-term capital gain or loss if the note was held by the U.S. holder for more than 12 months. The net capital gain of an individual derived in respect of the notes generally will be taxed at a maximum rate of 20% if it is long-term capital gain.

    MARKET DISCOUNT

    If a U.S. holder, other than a holder who purchases the notes from the initial purchasers, purchases a note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (IRS).

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to payments of principal, premium, if any, and interest of a note and payments of the proceeds of the sale of a note to certain noncorporate holders, and a 31% backup withholding tax may apply to such payments if the U.S. holder:

    (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required;

    (2) is notified by the IRS that he has failed to report payments of interest and dividends properly;

    (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments; or

    (4) the IRS notifies us or our paying agent that the taxpayer identification number furnished by the U.S. holder is incorrect.

    Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

    For purposes of the following discussion, a non-U.S. holder is a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year. For this purpose the number of days an individual is present in the U.S. includes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. A holder of a note who is treated as a resident alien under this rule is a U.S. holder for purposes of this summary.

    Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

    (1) payments of principal, premium, if any, and interest on a note by us or any of our agents to any non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest:

       - the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

       - the non-U.S. holder is not a controlled foreign corporation that is related to us through sufficient stock ownership, or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; and

       - either the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that it is not a "United States person" under the meaning of the Internal Revenue Code and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds the note on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement;

    (2) a non-U.S. holder will not be subject to U.S. federal income tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note, (except in the case of proceeds representing accrued interest, for which the conditions described in paragraph (1) above must be met), unless:

       - the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met; or

       - the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder; and

    (3) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death:

       - the individual did not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

       - the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

    If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of this trade or business, or if an income tax treaty applies and the non-U.S. holder maintains a U.S. "permanent establishment" to which the interest is generally attributable, although the non-U.S. holder is exempt from the withholding tax discussed in the preceding paragraph (1) provided that the holder furnishes a properly executed IRS Form W-8ECI or successor form on or before any payment date to claim the exemption, the holder may be subject to U.S. federal income tax on such interest on a net basis in the same manner as if it were a U.S. holder.

    In addition, a foreign corporation that is a holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

    We will, where required, report to the holder of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Copies of these information returns may also be made available under the provisions of a specific treaty agreement to the tax authorities of the country in which the non-U.S. holder resides.

    Recently finalized Treasury Regulations generally effective for payments made after December 31, 2000 provide alternative methods for satisfying the certification requirement described in the third bullet point of paragraph (1) above, and require a non-U.S. holder that provides an IRS Form W-8ECI or successor form as discussed above, as well as a non-U.S. holder claiming the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number. The finalized Treasury Regulation generally also require, in the case of a note held by a foreign partnership, that the certification described in the third bullet point of paragraph (1) above be provided by the partners and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents, in their capacities as agents, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a United States person as set forth in paragraph (1) above, provided that neither we nor our agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

    - a United States person,

    - a controlled foreign corporation for U.S. federal income tax purposes,

    - a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or

    - with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

    Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions set forth in an underwriting agreement among our company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the aggregate principal amount of the notes shown below opposite its name.

                                                                 PRINCIPAL
UNDERWRITERS                                                  AMOUNT OF NOTES
------------                                                  ---------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................   $165,000,000
Credit Suisse First Boston Corporation......................     67,500,000
Salomon Smith Barney Inc....................................     67,500,000
                                                               ------------
          Total.............................................   $300,000,000
                                                               ============

    The several underwriters have agreed, subject to the terms and conditions included in the underwriting agreement, to purchase all of the notes being sold under the agreement, if any of the notes being sold under the agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

CONCESSIONS AND DISCOUNTS

    The underwriters have advised us that they propose initially to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to dealers at that price less the concession not in excess of .35% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the notes to other dealers. After the initial public offerings, the public offering price, concessions and discounts may be changed.

    The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $450,000 and are payable by us.

NEW ISSUE OF NOTES

    The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

PRICE STABILIZATION AND SHORT POSITIONS

    In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither our company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither our company nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received customary compensation. Merrill Lynch served as an advisor in connection with our merger with Nevada Power Company and our acquisition of Portland General Electric Company.

                                 LEGAL MATTERS

    Legal matters regarding the validity of the notes offered under this prospectus supplement will be passed upon on our behalf by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts. Legal matters relating to the offering will be passed upon for the underwriters by Thelen Reid & Priest LLP. Choate, Hall & Stewart and Thelen Reid & Priest LLP will rely on the opinion of Woodburn and Wedge, Reno, Nevada, as to matters of Nevada law. Thelen Reid & Priest LLP represents Sierra Pacific Resources and its utility subsidiaries in connection with certain federal tax matters.

                                    EXPERTS

    The consolidated financial statements of Sierra Pacific Resources, the financial statements of Nevada Power Company, the consolidated financial statements of Sierra Pacific Power Company and the related financial statement schedules incorporated in this prospectus supplement and accompanying prospectus by reference from Sierra Pacific Resources', Nevada Power Company's and Sierra Pacific Power Company's Annual Reports on Form 10-K for the year ended
December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New

York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information on our company and the notes, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of contracts and other documents that we refer you to. Because the prospectus supplement and prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to incorporate by reference the information we file with them, which means:

    - incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - our annual report on Form 10-K for the year ended December 31, 1999, which is combined with the annual report on Form 10-K for Nevada Power;

    - Sierra Pacific Power's annual report on Form 10-K for the year ended December 31, 1999;

    - our current report on Form 8-K dated August 8, 1999 and the 8-K/A amendment thereto dated September 20, 1999;

    - our current report on Form 8-K dated April 14, 2000;

    - our current report on Form 8-K dated April 21, 2000; and

    - our current report on Form 8-K dated May 5, 2000.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus supplement is accurate as of the date of this supplement only. Our business, financial condition and results of operations may have changed since that date.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Assistant Treasurer, Sierra Pacific Resources, P.O. Box 30150 (6100 Neil Road), Reno Nevada 89520-3150, Telephone: (775) 834-4358.

P_R_O_S_P_E_C_T_U_S

                                     [LOGO]

                    SIERRA PACIFIC RESOURCES CAPITAL TRUST I
                   SIERRA PACIFIC RESOURCES CAPITAL TRUST II

    By this prospectus, we may offer from time to time up to $500,000,000 of our:

                                DEBT SECURITIES
        PREFERRED SECURITIES OF SIERRA PACIFIC RESOURCES CAPITAL TRUST I
       PREFERRED SECURITIES OF SIERRA PACIFIC RESOURCES CAPITAL TRUST II

                               ------------------

    Sierra Pacific Resources is a Nevada corporation. Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II are Delaware business trusts. Sierra Pacific Resources is the sponsor of Sierra Pacific Resources Capital Trust I and Sierra Pacific Resources Capital Trust II.

    When we offer securities, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of securities including the offering price of the securities.

    You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of securities carefully before you invest.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                  The date of this prospectus is May 3, 2000.

                            SIERRA PACIFIC RESOURCES

    Sierra Pacific Resources engages primarily in the energy business through several subsidiaries. Our two largest subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are regulated public utilities. Nevada Power Company provides electricity to the City of Las Vegas and the surrounding area in southern Nevada. Sierra Pacific Power Company provides electricity to western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and to the Lake Tahoe area of California. Sierra Pacific Power Company also provides natural gas and water services to the cities of Reno and Sparks and surrounding areas. Sierra Pacific Resources and Nevada Power Company merged in June 1999 and Nevada Power Company became a subsidiary of Sierra Pacific Resources. As part of the merger, Sierra Pacific Power Company and Nevada Power Company agreed to sell their electric generating assets.

    Additional information regarding the merger is contained in the documents incorporated by reference into this prospectus. See "Incorporation of Information We File With the SEC" on p. 30.

    The principal executive office of Sierra Pacific Resources is P.O. Box 301500 (6100 Neil Road), Reno, Nevada 89520-3150, and the telephone number is
(775) 834-4011.

    In this prospectus, "Sierra Pacific," "we," "us" and "our" refer specifically to Sierra Pacific Resources, the holding company.

                                   THE TRUSTS

    Sierra Pacific Capital Trust I and Sierra Pacific Capital Trust II are statutory business trusts created under Delaware law. They were created pursuant to declarations of trust and by the filing of a Certificate of Trust with the Secretary of State of the State of Delaware on June 7, 1999. Each declaration of trust will be amended and restated in its entirety substantially in the forms filed as an exhibit to the registration statement of which this prospectus is a part. Each declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. When the preferred securities of each trust are issued, the purchasers of those securities will own all of the preferred securities of each trust. See "Description of the Preferred Securities." We will directly or indirectly acquire all of the trusts' issued and outstanding common securities, which will be in an aggregate liquidation amount equal to at least 3% of the total capital of each trust. The trusts will use all of the proceeds from the issuance of their preferred securities and common securities (collectively, the "Trust Securities") to purchase subordinated debt securities issued by Sierra Pacific. The only assets of each trust are subordinated debt securities issued by Sierra Pacific. Each trust exists for the exclusive purposes of

    - issuing its Trust Securities representing undivided beneficial interests in the assets of the trust;

    - investing the gross proceeds of the sale of its Trust Securities in subordinated debt securities issued by Sierra Pacific; and

    - engaging in only those other activities necessary or incidental to the foregoing purposes.

    Each trust has a term of approximately 55 years, but may be dissolved earlier as provided in its declaration.

    Sierra Pacific has appointed the following four trustees to conduct each trust's business and affairs:

    - two officers of Sierra Pacific (the "administrative trustees");

    - The Bank of New York (the "property trustee"); and

    - The Bank of New York (Delaware) (the "Delaware trustee").

    The property trustee will hold title to the subordinated debt securities of Sierra Pacific purchased by each trust for the benefit of each trust and the holders of the Trust Securities. As long as the subordinated debt securities are held by a trust, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of subordinated debt securities under the indenture to be entered into by and between Sierra Pacific and The Bank of New York, as indenture trustee. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account for each trust (the "property trustee accounts") to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the Trust Securities of each trust.

    Sierra Pacific, as the holder of all the common securities of each trust, will have the right to appoint, remove or replace any trustee (subject to the limitations shown in the declarations) and to increase or decrease the number of trustees of each trust, provided that the number of trustees of each trust shall be at least three. Sierra Pacific will pay all fees, expenses, debts and obligations (other than with respect to the Trust Securities) related to each trust and the offering of the Trust Securities by each trust.

    The rights of the holders of the preferred securities of each trust, including economic rights, rights to information and voting rights, are contained in its declaration and in the Delaware Business Trust Act. See "Description of the Preferred Securities of the Trusts." The declarations also incorporate by reference the terms of the Trust Indenture Act.

    The principal executive office of each trust is P.O. Box 30150 (6100 Neil
Road), Reno, Nevada 89520-3150. The telephone number of each trust is
(775) 834-4001.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of our debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of debt securities. General corporate purposes may include financing the activities of Sierra Pacific's utility or non-utility subsidiaries, financing our assets, refinancing our existing borrowings, and financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to refinance our existing borrowings.

    We currently intend to use the net proceeds from the sale of our debt securities to cover a portion of the cash consideration required in connection with our merger with Nevada Power Company and to repay bank indebtedness incurred in connection with the Merger. The specific allocations of the proceeds we receive from the sale of our securities will be described in the prospectus supplement relating thereto.

    Each trust will use all proceeds received from the sale of its Trust Securities and common securities to purchase subordinated debt securities issued by us.

    CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

    The following table shows our consolidated ratios of earnings to fixed charges and preferred dividends. The ratios shown in the table are both the historical ratios and the pro forma combined ratio showing the effect of the merger between Sierra Pacific Resources and Nevada Power Company. As a result of the merger between Sierra Pacific Resources and Nevada Power Company, which has been treated for accounting purposes as a reverse acquisition with Nevada Power Company being the acquiror, the historical ratios are those of Nevada Power Company. The pro forma ratio assumes that the merger occurred at the beginning of the applicable period.

                                                1999                    YEAR ENDED DECEMBER 31,
                                             (COMBINED    ----------------------------------------------------
                                             PRO FORMA)     1999       1998       1997       1996       1995
                                             ----------   --------   --------   --------   --------   --------
Consolidated ratio of earnings
  to fixed charges and preferred
  dividends................................     1.68        1.62       2.48       2.70       2.64       2.60

    For the purpose of calculating the consolidated ratio of earnings to fixed charges and preferred dividends, "fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, the interest portion of rental expense deemed to be attributable to interest, and the pre-tax preference security dividend requirements of consolidated subsidiaries. "Earnings" represent the aggregate of income before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest, and pre-tax preference security dividend requirements of consolidated subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

    From time to time we may issue debt securities in one or more series as either senior securities ("senior debt securities") or subordinated securities ("subordinated debt securities"). The term "debt securities" refers to both the senior debt securities and the subordinated debt securities.

    Senior debt securities will be issued under an indenture, as supplemented from time to time (the "senior indenture"), between Sierra Pacific and The Bank of New York, as trustee (the "senior indenture trustee"). Unless specified in a prospectus supplement, subordinated debt securities will be issued under an indenture, as supplemented from time to time (the "subordinated indenture"), between Sierra Pacific and The Bank of New York, as trustee (the "subordinated indenture trustee"). The term "indentures" refers to the senior indenture and the subordinated indenture. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939.

    Below is a description of the general terms of the debt securities. The particular terms of a series of debt securities will be described in a prospectus supplement. The following summary of the material terms and provisions of the debt securities is not complete and is subject to, and qualified in its entirety by reference to, the relevant indentures, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

    The indentures do not limit the amount of debt securities that we may issue, nor do they limit us or our subsidiaries from issuing any other unsecured debt.

    The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to our other indebtedness to the extent described in a prospectus supplement. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, Nevada Power and Sierra Pacific Power, are subject to regulation by state utility commissions which may impose limitations on the rate of return on equity or otherwise impact the amount of dividends which may be paid by those companies. Moreover, the articles of incorporation of Sierra Pacific Power Company contain restrictions on the payment of dividends on that subsidiary's common stock if there is currently a default in the payment of dividends on the company's preferred stock. Similarly, the terms of certain outstanding series of first mortgage bonds of both Nevada Power Company and Sierra Pacific Power Company contain limits on the amount of dividends that may be paid on that company's common stock. Finally, the terms of the bank credit facilities of Nevada Power Company and Sierra Pacific Power Company prohibit the payment of dividends on each company's common stock if that company is in default under its credit facility. As a result, the debt securities will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.

TERMS OF THE DEBT SECURITIES

    Each prospectus supplement will describe the terms of a series of debt securities, including:

    - the title and series designation;

    - the aggregate principal amount and authorized denominations of the debt securities;

    - the percentage of principal amount at which the debt securities will be issued;

    - the stated maturity date;

    - any fixed or variable interest rate or rates per annum;

    - the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates, and any right to defer interest payments on the debt securities of a series;

    - the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

    - whether the debt securities are denominated or payable in United States dollars;

    - any sinking fund requirements;

    - any terms under which Sierra Pacific can redeem the debt securities;

    - any terms for repayment of principal amount at the option of the holder;

    - whether and under what circumstances Sierra Pacific will pay additional amounts ("Additional Amounts") under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether Sierra Pacific has the option to redeem the affected debt securities rather than pay any Additional Amounts;

    - the form in which Sierra Pacific will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

    - whether the debt securities will be issued in global form, and any terms and conditions under which interests the debt securities in global form may be exchanged for individual debt securities;

    - the minimum denominations;

    - the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

    - the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

    - the terms and conditions upon which the debt securities may be convertible into shares of common stock or other securities of Sierra Pacific, including conversion price, conversion period and other conversion provisions;

    - any events of default or covenants not contained in the applicable indenture; and

    - any other specific terms of the debt securities which are not inconsistent with the provisions of the applicable indenture.

    Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if applicable.

    The provisions of the indentures permit Sierra Pacific, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

    Sierra Pacific will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the applicable indenture, the debt securities and the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE

    The indentures permit Sierra Pacific to merge or consolidate, sell, lease, for a term extending beyond the last stated maturity of debt securities outstanding under the indentures, or convey all or substantially all of its assets, if the following conditions are satisfied:

    - no event of default would occur under the indentures as a result of such transaction;

    - any successor or acquiror assumes all of the obligations of Sierra Pacific under the indentures and the debt securities; and

    - the successor or acquiror is organized and existing under the laws of the United States of America or of any U.S. state.

    The indentures do not prevent or restrict any of the following:

    - consolidation or merger where after the consummation of which Sierra Pacific would be the surviving entity, or any conveyance or transfer or lease of any part of the properties of Sierra Pacific which does not constitute the entirety or substantially the entirety of these properties; or

    - the approval by Sierra Pacific of or consent by Sierra Pacific to, any consolidation or merger to which any "restricted subsidiary," or any other subsidiary or affiliate of Sierra Pacific, may be a party, or any conveyance, transfer or lease by any subsidiary or affiliate of Sierra Pacific of any of its assets.

    If a series of subordinated debt securities is held by a trust, any transaction referred to above would also have to be permitted under and not result in any breach of violation of the applicable trust agreement and guarantee.

MODIFICATION OF INDENTURES; WAIVER

    Each indenture may be modified or amended by Sierra Pacific and the applicable trustee without the consent of any holders with respect to matters specified in the indenture, including but not limited to:

    - to cure any ambiguity or correct any inconsistency in the indenture;

    - to provide for uncertificated debt securities;

    - to establish the form or terms of debt securities of any series; or

    - to make any change that does not materially adversely affect the rights of any holder of a debt security.

    In addition, under each indenture, Sierra Pacific and the applicable trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

    - extension of the stated maturity of those debt securities;

    - reduction of the principal amount, reduction of the rate or rates of or extension of the time of payment of interest;

    - change in the place or currency of any payment of principal or interest;

    - impairment of the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

    - waiver of a default in the payment of the principal of or interest on those debt securities;

    - modification in any manner adverse to the holders of those debt securities of the terms and conditions of the obligations of Sierra Pacific; and

    - modification of any of the foregoing requirements or reduction of the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default.

    If a series of subordinated debt securities is held by a trust, no modification of the subordinated indenture may occur without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the trust's preferred securities.

EVENTS OF DEFAULT

    Each of the following will be an Event of Default with respect to each series of debt securities issued under each indenture:

    - default in the payment of any principal, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

    - default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

    - default in the performance or breach of any other covenant or warranty contained in the applicable indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the applicable indenture;

    - specified events of involuntary bankruptcy, insolvency or reorganization of Sierra Pacific which remain in effect for a period of sixty consecutive days;

    - commencement by Sierra Pacific of a voluntary case in bankruptcy or any general assignment to creditors; or

    - any other Event of Default provided in the applicable prospectus supplement.

    If a series of subordinated debt securities is held by a trust, it would also be an event of default if the trust dissolves, winds up or terminates, except in connection with:

    - the distribution of the subordinated debt securities to holders of preferred and common securities of the trust;

    - the redemption of all of the preferred and common securities of the trust; or

    - mergers, consolidations, conversions or amalgamations permitted by the declaration of trust.

REMEDIES

    ACCELERATION OF MATURITY

    If an Event of Default with respect to debt securities of any series occurs and is continuing, the applicable trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare all amounts due and payable or deliverable immediately. Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a declaration of acceleration if Sierra Pacific deposits with the trustee enough money to cover all overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.

    WAIVER OF DEFAULT

    Holders of a majority in principal amount of the outstanding debt securities of an affected series (or if subordinated debt securities of an affected series are held by a trust, the holders of at least a majority in liquidation amount of the trust's preferred securities) may waive any past default or event of default of that series, except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected (see "--Modification of Indentures; Waiver" above).

    RIGHT TO DIRECT PROCEEDINGS; LIMITATIONS

    Holders of debt securities may not enforce the applicable indentures or the relevant debt securities except as set forth in the applicable indenture. The trustee under an indenture may refuse to enforce the indenture on the applicable debt securities unless it receives indemnification satisfactory to it. Subject to limitations contained in the indentures, holders of a majority in principal amount of debt securities issued under an indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or of exercising trust or power conferred on the trustee; provided, however, that (a) such direction does not conflict with any rule of law or with the applicable indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee's sole discretion, be adequate, (b) the trustee determines that such direction does not unduly prejudice the rights of the holders of all series of debt securities not joining in the giving of the applicable direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

    If the subordinated debt securities of any series are held by a trust, and a "declaration event of default" (as defined under "Description of Preferred Securities of the Trusts--Declaration Events of Default") has occurred and is attributable to the failure of Sierra Pacific to pay principal, premium, if any, or interest on, those subordinated debt securities, then each holder of the preferred securities of that trust may sue Sierra Pacific, or seek other remedies to force payment to that holder of an amount equal to the aggregate liquidation amount of the preferred securities held by that holder.

    NO IMPAIRMENT OF RIGHT TO RECEIVE PAYMENT

    Notwithstanding any other provision in the indentures, (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder's debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.

    NOTICE OF DEFAULT

    If any event of default occurs under an indenture and is continuing and if it is known to the trustee, the trustee shall mail to each holder of debt securities issued under that indenture notice of the event of default, within 90 days after it occurs. The Trust Indenture Act currently permits the trustee to withold notices of default (except for certain payment defaults) if the trustee in good faith determines that withholding the notice is in the interest of the holders of the debt securities.

SPECIAL TERMS RELATING TO THE SUBORDINATED DEBT SECURITIES TO BE HELD BY TRUSTS

    SUBORDINATION

    If Sierra Pacific's assets are distributed upon dissolution, winding up, liquidation or reorganization, payments on subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of acceleration will be entitled to receive payment in full of all amounts due on the senior indebtedness before the holders of subordinated debt securities will be entitled to receive or retain any payment on the subordinated debt securities. However, the obligation of Sierra Pacific to make payments on the subordinated debt securities will not be affected in any other manner. Sierra Pacific may not make any payment on subordinated debt securities at any time when there is a default in the payment or delivery of any amounts due on any senior indebtedness, including payment of any sinking fund. If, while there is a default on senior indebtedness, any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any subordinated debt securities before all senior indebtedness has been paid in full, that payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Holders of subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to the extent of payments made on senior indebtedness upon any distribution of assets in any proceeding in respect of subordinated debt securities.

    REDEMPTION

    Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will not be subject to any sinking fund.

    Unless otherwise indicated in the applicable prospectus supplement, Sierra Pacific may, at its option, redeem the subordinated debt securities of any series in whole at any time or in part from time to time. Except as otherwise specified in the applicable prospectus supplement, the redemption price will be equal to the principal and any accrued and unpaid interest on the subordinated debt securities to the redemption date.

    Except as otherwise specified in the applicable prospectus supplement, if a subordinated debt security tax event (as defined below) shall occur and be continuing, Sierra Pacific may, at its option, redeem the subordinated debt securities in whole at any time within 90 days of the occurrence of the Subordinated Debt Security Tax Event, at a redemption price equal to 100% of the principal amount of the subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

    "Subordinated Debt Security Tax Event" means the receipt by Sierra Pacific of an opinion of counsel experienced in such matters to the effect that:

    - as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

    - as a result of any official administrative pronouncement or judicial decision interpreting or applying the laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the applicable series of subordinated debt securities, there is more than an insubstantial risk that interest payable by Sierra Pacific on the series of subordinated debt securities is not, or within 90 days of the date of the opinion will not be, deductible by Sierra Pacific, in whole or in part, for United States Federal income tax purposes.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless Sierra Pacific defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the subordinated debt securities or portions thereof called for redemption.

    If this prospectus is being delivered with the offering of a series of subordinated debt securities, the accompanying prospectus supplement will show the approximate amount of senior indebtedness outstanding as of a recent date.

    OPTION TO EXTEND INTEREST PAYMENT DATE

    If provided in the applicable prospectus supplement, Sierra Pacific will have the right at any time and from time to time during the term of any subordinated debt securities to defer payment of interest for the number of consecutive interest payment periods as may be specified in the applicable prospective supplement. No extension period may extend beyond the stated maturity date of subordinated debt securities. United States federal income tax consequences and special considerations applicable to the extension of interest payment dates will be described in the applicable prospectus supplement.

    RESTRICTIONS ON CERTAIN PAYMENTS

    Unless otherwise specified in the applicable Prospectus Supplement, Sierra Pacific will covenant, as to each series of subordinated debt securities, that it will not, and will not permit any of its subsidiaries to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Sierra Pacific's capital stock, or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Sierra Pacific (including other subordinated debt securities) that rank PARI PASSU with or junior in interest to the subordinated debt securities of any subsidiary or any guarantee payments with respect to any guarantee by Sierra Pacific of the debt securities of any subsidiary, if such guarantee ranks PARI PASSU or junior in interest to the subordinated debt securities;

if at that time:

    - there shall have occurred any event which Sierra Pacific has actual knowledge that with the giving of notice or the lapse of time, or both would cause an Event of Default under the subordinated indenture;

    - there is a default by Sierra Pacific relating to its payment of any obligations under a preferred securities guarantee; or

    - Sierra Pacific shall have given notice of its selection of an extension period under the subordinated indenture and shall not have rescinded the notice, or the extention period shall be continuing.

    The above covenants do not restrict the payment of dividends by Sierra Pacific Power Company or Nevada Power Company on their capital stock, nor do they restrict Sierra Pacific from paying:

    - dividends or distributions in common stock,

    - redemptions or purchases of any rights pursuant to any rights plan adopted by Sierra Pacific, or any successor to the rights plan, and the declaration of a dividend of the rights or the issuance of stock under the plan in the future,

    - payments under any guarantee, and

    - purchases of common stock related to the issuance of common stock under any of Sierra Pacific's benefit plans for its directors, officers or employees or under Sierra Pacific's Common Stock Investment Plan or any successor plan.

    OPTION TO CHANGE STATED MATURITY DATE

    If provided in the applicable prospectus supplement, Sierra Pacific shall have the right to:

    - change the maturity date of a series of subordinated debt securities and exchange those subordinated debt securities for preferred securities of the trust upon liquidation of the trust; or

    - extend the stated maturity of the subordinated debt securities;

provided that at the time of any change in the maturity date:

    - Sierra Pacific is not in bankruptcy, insolvent or in liquidation;

    - Sierra Pacific is not in default on the principal or interest on the subordinated debt securities;

    - the applicable trust is not in arrears on payments of distributions on its preferred securities;

    - the subordinated debt securities are rated not less than BBB--by Standard & Poor's Rating Services on Baa3 by Moody's Investors Service, Inc.; and

    - the extended maturity date is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable trust.

    In addition, if Sierra Pacific exercises its right to liquidate the trust and exchange subordinated debt securities for preferred securities of the trust, any changed stated maturity date cannot be earlier than five years after the issuance of the preferred securities and no later than thirty years after the issuance of the preferred securities.

SPECIAL TERMS RELATING TO THE SENIOR DEBT SECURITIES

    LIMITATIONS UPON LIENS ON STOCK OF RESTRICTED SUBSIDIARIES

    Sierra Pacific will not, nor will it permit any "restricted subsidiary" to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the senior debt securities shall be secured equally and ratably with the indebtedness.

    The term "restricted subsidiary" is defined in the senior indenture as any operating subsidiary of Sierra Pacific that accounts for 10% or more of the consolidated revenues and/or assets of Sierra Pacific.

    LIMITATIONS ON THE ISSUANCE OR DISPOSITION OF STOCK OF RESTRICTED
     SUBSIDIARIES

    Sierra Pacific will not, nor will it permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any "capital stock" (other than nonvoting preferred stock) of any restricted subsidiary, except for:

    - the purpose of qualifying directors;

    - sales or other dispositions to Sierra Pacific or one or more restricted subsidiaries;

    - the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by Sierra Pacific's board of directors (acting in good faith); or

    - an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of Sierra Pacific or any restricted subsidiary.

    The term "capital stock" is defined in the senior indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.

DEFEASANCE

    The indentures provide Sierra Pacific with the option to discharge itself from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the indentures. To exercise either option Sierra Pacific must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, additional amounts and interest on the debt securities on the dates the payments are due. To exercise either option, Sierra Pacific is required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based either on a ruling of the Internal Revenue Service or a change in the applicable Federal income tax law.

FORM, REGISTRATION, TRANSFER AND EXCHANGE

    Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupon. Unless the applicable prospectus supplement provides otherwise, registered senior debt securities will be issued in denominations of $1,000 or integral multiples thereof and senior debt securities issued in bearer form will be issued in the denomination of $5,000. Unless the applicable prospectus supplement provides otherwise, subordinated debt securities will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Each indenture provides that debt securities may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

    Holders may present debt securities for exchange, and registered debt securities for registration of transfer, in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. Holders may transfer senior debt securities in bearer form and the coupons, if any, appertaining to the senior debt securities will be transferrable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but Sierra Pacific may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

    In the event of any redemption of debt securities of any series, Sierra Pacific will not be required to

    - register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the selection of securities of the series to be redeemed;

    - register the transfer of or exchange any registered debt security called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

    - exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

GLOBAL SECURITIES

    The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.

    Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, additional amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by Sierra Pacific. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the applicable trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

    All moneys paid by Sierra Pacific to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to Sierra Pacific, and the holder of the debt security thereafter may look only to Sierra Pacific for payment thereof.

GOVERNING LAW

    The indentures and debt securities will be governed by and construed under the laws of the State of New York.

             DESCRIPTION OF THE PREFERRED SECURITIES OF THE TRUSTS

GENERAL

    The preferred securities of each trust will be issued under the terms of its declaration. Each declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee of each trust, The Bank of New York, will act as trustee for the preferred securities under each declaration for purposes of compliance with the provisions of the Trust Indenture Act. The following summary of the material terms and provisions of the preferred securities of each trust is not complete and is subject to, and qualified in its entirety by reference to, the declarations, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part, the Delaware Business Trust Act and the Trust Indenture Act.

    Each declaration authorizes the administrative trustees of each trust to issue its Trust Securities, which represent undivided beneficial ownership interests in the assets of the respective trusts. The proceeds from the sale of Trust Securities will be used by a trust to purchase a series of subordinated debt securities issued by Sierra Pacific. The subordinated debt securities purchased by a trust will be held by the trust's property trustee for the benefit of the holders of its Trust Securities.

    The declarations do not permit the trusts to:

    - acquire any assets other than subordinated debt securities issued by Sierra Pacific;

    - issue any securities other than Trust Securities; or

    - incur any indebtedness.

    The payment of distributions out of money held by the trusts, and payments out of money held by the trusts upon redemption of preferred securities or liquidation of the trusts, are guaranteed by Sierra Pacific to the extent described under "Description of Preferred Securities Guarantee."

    Each preferred securities guarantee will be held by The Bank of New York, the guarantee trustee, for the benefit of the holders of preferred securities of each trust. A preferred securities guarantee does not cover payment of distributions when a trust does not have sufficient available funds to pay such distributions.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of a trust's preferred securities, including:

    - the name of the preferred securities;

    - the dollar amount and number of securities issued;

    - any provision relating to deferral of distribution payments;

    - the annual distribution rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

    - the voting rights, if any, of holders of the preferred securities;

    - any securities exchange on which the preferred securities will be listed;

    - whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of such preferred securities.

    Each prospectus supplement will describe United States Federal income tax considerations applicable to the purchase, holding and disposition of the preferred securities covered by that prospectus supplement.

DISTRIBUTIONS

    Distributions on the preferred securities will be cumulative, will accumulate from the date of original issuance unless otherwise specified in the applicable prospectus supplement and will be payable on the dates specified in the applicable prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day (as defined below), payment of the distribution payable on that date will be made on the next succeeding day that is a Business Day. If the next succeeding day that is a Business Day is in the next succeeding calendar year, payment of a distribution shall be made on the immediately preceding Business Day. A "Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the subordinated indenture trustee is closed for business.

    Distributions on the preferred securities of a trust will be made to the extent that the trust has funds available for the payment of the distributions in the property account. Amounts available to a trust for distribution to the holders of its preferred securities will be limited to payments received by the trust from Sierra Pacific with respect to subordinated debt securities from Sierra Pacific on Sierra Pacific's guarantee on the preferred securities as described in this prospectus.

    If provided in the applicable prospectus supplement, Sierra Pacific has the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of subordinated debt securities issued to a trust for a period which will be specified in the prospectus supplement (each an "extension period"). No extension period may extend beyond the stated maturity of the subordinated debt securities. As a consequence of any extension, distributions on the preferred securities would be deferred (but would continue to accumulate additional distributions thereon at the rate per annum shown in the prospectus supplement) during any extension period. During an extension period Sierra Pacific may not, and may not permit any of its subsidiaries to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock other than cash dividends paid by Sierra Pacific Power Company and Nevada Power Company to Sierra Pacific,

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank PARI PASSU with or junior in interest to the subordinated debt securities, or

    - make any guarantee payments with respect to any guarantee by Sierra Pacific of debt securities of any subsidiary of Sierra Pacific if the guarantee ranks PARI PASSU or junior in interest to the subordinated debt securities.

MANDATORY REDEMPTION

    Upon the repayment or redemption, in whole or in part, of any subordinated debt securities issued to a trust, whether at maturity or upon earlier redemption as provided in the subordinated indenture, the proceeds from the repayment or redemption shall be applied by the property trustee to redeem a like amount of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "redemption price") equal to the aggregate liquidation amount of the Trust

Securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by Sierra Pacific upon the concurrent redemption of the subordinated debt securities. See "Description of Debt Securities--Redemption."

    If less than all of any series of subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from that repayment or redemption shall be allocated to the redemption pro rata among the related preferred securities and the common securities. The amount of premium, if any, paid by Sierra Pacific upon the redemption of all or any part of any series of subordinated debt securities to be repaid or redeemed on a redemption date shall be allocated to the redemption pro rata among the related preferred securities and the common securities.

    Sierra Pacific will have the right to redeem any series of subordinated debt securities:

    - in whole at any time or in part from time to time, subject to the conditions described under "Description of Debt Securities--Redemption,"

    - at any time, in whole (but not in part), upon the occurrence of a Trust Tax Event or an Trust Investment Company Event (each as defined below), or

    - as may be otherwise specified in the applicable prospectus supplement.

TRUST SPECIAL EVENT REDEMPTION OR DISTRIBUTION

    If, at any time, a "Trust Tax Event" or a "Trust Investment Company Event" (each as defined below, and each, a "Trust Special Event") shall occur and be continuing, the administrative trustees of each trust shall, within 90 days following the occurrence of the Trust Special Event elect to either:

    - dissolve the trust upon not less than 30 nor more than 60 days notice with the result that, after satisfaction of creditors of the trust, if any, subordinated debt securities held by the trust would be distributed on a pro rata basis to the holders of the Trust Securities in liquidation of the holders' interests in the trust; PROVIDED, HOWEVER, that if at the time there is available to the trust the opportunity to eliminate, within the 90-day period, the Trust Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of Sierra Pacific has or will cause no adverse effect on the trust, Sierra Pacific or the holders of the Trust Securities and will involve no material cost, the trust will pursue that measure in lieu of dissolution; or

    - cause the preferred securities of the trust to remain outstanding, provided that, Sierra Pacific shall pay any and all expenses incurred by or payable by the trust attributable to the Trust Special Event.

    Furthermore, if in the case of the occurrence of a Trust Tax Event, the administrative trustees have received an opinion of nationally recognized independent tax counsel experienced in these matters that there is more than an insubstantial risk that interest payable with respect to the subordinated debt securities issued by Sierra Pacific is not, or will not be, deductible by Sierra Pacific for United States Federal income tax purposes even if the subordinated debt securities were distributed to the holders of Trust Securities as described above, then Sierra Pacific shall have the right, within 90 days following the occurrence of the Trust Tax Event, to redeem the subordinated debt securities in whole, but not in part, for cash upon not less than 30 nor more than 60 days notice and promptly following any redemption, the Trust Securities will be redeemed by the trust at the redemption price.

    "Trust Tax Event" means that Sierra Pacific shall have requested and received and shall have delivered to the administrative trustees an opinion of nationally recognized independent tax counsel experienced in these matters to the effect that there has been:

    - an amendment to, change in or announced proposed change in the laws, or any regulations under those laws of the United States or any political subdivision or taxing authority of that jurisdiction,

    - a judicial decision interpreting, applying, or clarifying these laws or regulations,

    - an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making the administrative pronouncement or taking any action, or

    - a threatened challenge asserted in connection with an audit of Sierra Pacific or the trusts, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated debt securities or the preferred securities, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date of this prospectus (collectively a "Tax Action"), which tax action relates to any of the items described in (1) through (3) below, and that following the occurrence of any Tax Action there is more than an insubstantial risk that:

    (1) the trusts are, or will be, subject to United States Federal income tax with respect to income accrued or received on the subordinated debt securities,

    (2) the trusts are, or will be, subject to more than a minimal amount of other taxes, duties or other governmental charges or

    (3) interest payable by Sierra Pacific with respect to the subordinated debt securities issued to the trusts is not, or will not be, deductible by Sierra Pacific for United States Federal income tax purposes.

    "Trust Investment Company Event" means that Sierra Pacific shall have requested and received and shall have delivered to the administrative trustees an opinion of nationally recognized independent legal counsel experienced in these matters to the effect that as a result of the occurrence on or after the date of this prospectus of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in Investment Company Act Law"), the trusts are or will be considered investment companies which are required to be registered under the Investment Company Act.

    If subordinated debt securities are distributed to the holders of preferred securities, Sierra Pacific will use its best efforts to cause the subordinated debt securities to be listed on the NYSE or on any other national securities exchange or similar organization as the preferred securities are then listed or quoted.

    On the date fixed for any distribution of subordinated debt securities, upon dissolution of a trust,

    - the Trust Securities of the trust will no longer be deemed to be outstanding, and

    - certificates representing the Trust Securities will be deemed to represent the subordinated debt securities having a liquidation preference equal to the stated liquidation amount of the Trust Securities until the certificates are presented to Sierra Pacific or its agent for transfer or reissuance.

    If a dissolution and liquidation of the trusts were to occur, subordinated debt securities which an investor may subsequently receive on dissolution and liquidation of the trusts may trade at a discount to the price of the preferred securities exchanged.

REDEMPTION PROCEDURES

    The trusts may not redeem fewer than all of their outstanding preferred securities unless all accumulated and unpaid distributions have been paid on all of their preferred securities for all quarterly distribution periods terminating on or before the date of redemption.

    If a trust gives a notice of redemption of its preferred securities, which notice will be irrevocable, and if Sierra Pacific has paid to the property trustee a sufficient amount of cash in connection with the related redemption of the subordinated debt securities held by the trust, then, by 12:00 noon, New York City time, on the redemption date, the trust will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption of all book entry certificates and will give DTC irrevocable instructions and authority to pay the redemption amount to holders of the preferred securities. See "Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds are deposited as required, then upon the date of deposit, all rights of holders of any preferred securities called for redemption in this manner will cease, except the right of the holders of those preferred securities to receive the redemption price, without interest. In the event that any date fixed for redemption of the preferred securities is not a Business Day, then payment of the amount payable on that date will be made on the next succeeding day which is a Business Day, without any interest or other payment in respect of the amount payable subject to delay, except that, if the next succeeding day that is a Business Day falls in the next calendar year, the payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of the preferred securities is improperly withheld or refused and not paid either by the trust or by Sierra Pacific under the applicable trust guarantee described under "Description of the Preferred Securities Guarantee," distributions on the preferred securities will continue to accumulate from the original redemption date to the date of payment.

    In the event that fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities will be redeemed in accordance with the procedures of DTC. See "--Book-Entry Only Issuance--The Depository Trust Company". In the event that the Preferred Securities do not remain in book-entry only form and fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities shall be redeemed on a pro rata basis or pursuant to the rules of any securities exchange on which the preferred securities are listed.

    Subject to the foregoing and applicable law, including United States Federal securities laws, Sierra Pacific or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    If there is a voluntary or involuntary liquidation, dissolution, winding-up or termination of a trust, the holders of the preferred securities of that trust will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, distributions in cash or other immediately available funds in an amount equal to the aggregate of the stated liquidation amount per preferred security plus accumulated and unpaid distributions to the date of payment, unless, in connection with the trust's liquidation, subordinated debt securities have been distributed on a pro rata basis to the holders of its Trust Securities.

    If, upon any trust's liquidation, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its preferred securities shall be paid on a pro rata basis. The holders of the common securities of the trust will be entitled to receive distributions upon liquidation pro rata with the holders of the preferred securities, except in the limited circumstances described below under "--Subordination of the Common Securities".

    Each trust shall dissolve:

    - upon the bankruptcy of Sierra Pacific,

    - upon the filing of a certificate of dissolution or the equivalent with respect to Sierra Pacific, dissolution of the trust after having obtained the consent of at least a majority in liquidation amount of the trust's securities, voting together as a single class, or the revocation of Sierra Pacific's certificate of incorporation, and the expiration of 90 days after the date of revocation without reinstatement,

    - upon the distribution of all of the subordinated debt securities upon the occurrence of a Trust Special Event,

    - upon the entry of a decree of a judicial dissolution of Sierra Pacific or the applicable trust, or

    - upon the redemption of all the applicable Trust Securities.

SUBORDINATION OF THE COMMON SECURITIES

    Payment of amounts upon liquidation of a trust's Trust Securities shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that upon:

    - the occurrence of an event of default by Sierra Pacific in respect of subordinated debt securities, or

    - default by Sierra Pacific on any of its obligations under any guarantee described in this prospectus,

the holders of the affected trust's preferred securities will have a preference over the holders of the trust's common securities with respect to payments upon liquidation of the trust.

    In the case of any event of default by Sierra Pacific in respect of subordinated debt securities, the holder of the common securities will be deemed to have waived any right in connection with the event of default until the event of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until all events of default with respect to the preferred securities have been cured in this manner, waived or otherwise eliminated, the property trustee of the trust shall act solely on behalf of the holders of the trust's preferred securities and not on behalf of the holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

AMENDMENT OF DECLARATIONS

    Each declaration may be modified and amended if approved and executed by the administrative trustees of a trust, except that:

    - no amendment shall be made, and any purported amendment shall be void and ineffective, to the extent the result thereof would be to:

     (1) cause a trust to fail to be classified for the purposes of United States Federal income taxation as a grantor trust;

     (2) affect the powers or the rights of the property trustee or the Delaware trustee of a trust without their written consent; or

     (3) cause a trust to be deemed an "investment company" which is required to be registered under the Investment Company Act;

    - at the time after a trust has issued any securities which remain outstanding, any amendment which would materially adversely affect the rights, privileges or preferences of any holder of the securities may be effected only with the additional requirements as may be set forth in the terms of the securities of a trust;

    - provisions in the declarations regarding the transferability of the common securities of a trust and regarding the amendment of the declarations cannot be amended without the consent of all of the holders of the securities of a trust;

    - provisions in the declarations regarding Sierra Pacific cannot be amended without Sierra Pacific's consent; and

    - Sierra Pacific's rights to increase or decrease the number of, and appoint and remove, trustees of a trust shall not be amended without Sierra Pacific's consent.

    Notwithstanding the foregoing, each declaration may be amended from time to time by the holders of a majority in liquidation amount of the common securities of the trust and its property trustee, without the consent of the holders of the preferred securities, to:

    - cure any ambiguity;

    - correct or supplement any provision in a declaration that may be defective or inconsistent with any other provision in that declaration or to make any other provisions with respect to matters or questions arising under a declaration, which shall not be inconsistent with the other provisions of the declaration;

    - add to the covenants, restrictions or obligations of Sierra Pacific;

    - ensure the applicable trust's classification as a grantor trust for United States Federal income tax purposes and conform to any change in the Investment Company Act, the Trust Indenture Act or the rules or regulations under either law; and

    - to modify, eliminate or add to any provisions of a declaration to the extent necessary to ensure that the applicable trust will not be required to register as an "investment company" under the Investment Company Act.

VOTING RIGHTS

    Except as provided below and under "Description of Preferred Securities Guarantee--Amendments and Assignment" and as otherwise required by law and the declarations, the holders of the preferred securities of the trusts will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the trust; or

    - direct the exercise of the power conferred upon the property trustee under the trust's declaration, including the right to direct the property trustee, as the holder of a series of subordinated debt securities, to

     (a) exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities;

     (b) waive any event of default under the subordinated indenture that is waivable;

     (c) cancel an acceleration of the principal of the subordinated debt securities; or

     (d) consent to any amendment, modification or termination of the subordinated indenture or the subordinated debt securities where consent shall be required.

However, if the subordinated indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities with respect to any waiver or consent, then the property trustee for the series must get approval of the holders of the super-majority in liquidation amount of the series of preferred securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the trust will continue to be classified as a grantor trust for United States Federal income tax purposes.

    The property trustee of a trust will notify all preferred securities holders of any notice received from the subordinated indenture trustee with respect to the subordinated debt securities held by the trust.

    Any required approval or direction of holders of preferred securities of a trust may be given at a separate meeting of holders of the preferred securities of the trust convened for that purpose, at a meeting of all of the holders of Trust Securities or through written consent.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Sierra Pacific or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

    - Sierra Pacific and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

    - any preferred securities owned by Sierra Pacific or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

DECLARATION EVENTS OF DEFAULT

    Any one of the following events constitutes an "event of default" under the declarations with respect to the preferred securities issued thereunder:

    - the occurrence of an event of default under the subordinated indenture (see "Description of Debt Securities--Events of Default");

    - a default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

    - a default by the property trustee in the payment of the redemption price of any Trust Security when it becomes due and payable;

    - default in the performance or breach, in any material respect, of any covenant or warranty of the administrative trustees, and continuation of the default or breach for a period of 60 days after appropriate written notice under the declaration; or

    - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and the failure by Sierra Pacific to appoint a successor property trustee within 60 days thereof.

    Sierra Pacific and the administrative trustees of each trust must file annually with the property trustee of each trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the applicable declaration.

    Upon the occurrence of an event of default under a declaration, the property trustee, as the sole holder of the subordinated debt securities held by the applicable trust, will have the right under the subordinated indenture to declare the principal of, premium, if any, and interest on the subordinated debt securities to be immediately due and payable.

    If the property trustee fails to enforce its rights under the terms of the applicable subordinated debt securities after a holder of preferred securities has made a written request, the holder may, to the extent permitted by applicable law, sue Sierra Pacific, or seek other remedies, to enforce the property trustee's rights under the subordinated indenture without first instituting a legal proceeding against the property trustee, the trust or any other person or entity.

    If Sierra Pacific fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by the affected trust may directly sue Sierra Pacific or seek other remedies, to collect its pro rata share of payments owed.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUSTS

    Neither trust may consolidate, amalgamate, convert into, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below or as described in "Liquidation Distribution Upon Dissolution". Each trust may, with the consent of a majority of the administrative trustees of the trust and without the consent of the holders of the Trust Securities, the property trustee or the Delaware trustee consolidate, amalgamate, convert into, merge with or into, or be replaced by a new trust organized under the laws of any State of the United States; provided, that:

    - if the trust is not the surviving entity, the successor entity either:

      - substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "successor securities"), so long as the successor securities rank the same as the trust securities with respect to distributions, assets and payments; or

      - expressly assumes all of the obligations of the trust under the Trust Securities, and

    - Sierra Pacific expressly acknowledges a trustee of the successor entity possessing the same powers and duties as the property trustee;

    - the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted;

    - any merger, consolidation, amalgamation, conversion or replacement does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

    - any merger, consolidation, amalgamation, conversion or replacement does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

    - the successor entity has a purpose substantially identical to that of the trust;

    - Sierra Pacific guarantees the obligations of the successor entity under the successor securities to the same extent as provided by the trust guarantee; and

    - before any merger, consolidation, amalgamations, conversion or replacement, Sierra Pacific has received an opinion of a nationally recognized independent counsel to the trust experienced in these matters to the effect that:

      - any merger, consolidation, amalgamations, conversion or replacement will not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity;

      - following any merger, consolidation, amalgamations, conversion or replacement, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

      - following any merger, consolidation, amalgamations, conversion or replacement, the trust, or any successor trust, will not be classified as an association or a publicly traded partnership taxable as a corporation for United States Federal income tax purposes.

Notwithstanding the foregoing, each trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities of the trust, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, conversion, merge with or into, or replace it, if any consolidation, amalgamation, conversion, merger or replacement would cause the trust or the successor entity to be classified as an association or a publicly traded partnership taxable as a corporation for United States Federal income tax purposes.

REMOVAL AND REPLACEMENT OF TRUSTEES

    Only the holder of a trust's common securities has the right to remove or replace the trustees of the applicable trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee under the provisions of the applicable declaration.

REGISTRAR, TRANSFER AGENT, AND PAYING AGENT

    Unless otherwise specified in the applicable prospectus supplement, the property trustee of a trust will act as registrar, transfer agent and paying agent for the preferred securities of the trust.

    Registration of transfers of the preferred securities of a trust will be effected without charge by or on behalf of the trust, but upon payment and with the giving of any indemnity as the trust or Sierra Pacific may require, in respect of any tax or other government charges which may be imposed in relation to it.

    The trusts will not be required to register or cause to be registered the transfer of their preferred securities after the preferred securities have been called for redemption.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    DESCRIPTION OF THE GLOBAL CERTIFICATES

    DTC will act as securities depository for the preferred securities and, to the extent distributed to the holders of the preferred securities, the subordinated debt securities held by a trust. The preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates, representing the total aggregate number of preferred securities, will be issued and will be deposited with DTC.

    DTC PROCEDURES

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of preferred securities within the DTC system must be made by or through participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each beneficial owner of preferred securities is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in preferred securities are to be accomplished by entries made on the books of participants and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the preferred securities, except in the event that use of the book-entry system for the preferred securities is discontinued.

    DTC has no knowledge of the actual beneficial owners of preferred securities; DTC's records reflect only the identity of the participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities being represented for all purposes under the declarations. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the declarations.

    DTC has advised Sierra Pacific that it will take any action permitted to be taken by a holder of preferred securities, including the presentation of preferred securities for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global certificates are credited and only in respect of the portion of the aggregate liquidation amount of the preferred securities as to which the participant or participants has or have given the direction. Also, if there is an event of default under the declarations, DTC will exchange the global certificates for certificated securities, which it will distribute to its participants in accordance with its customary procedures.

    Delivery of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices in respect of preferred securities held in book-entry form will be sent to Cede & Co. If less than all of the preferred securities are being redeemed, DTC will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.

    Although voting with respect to preferred securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuing trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the preferred securities are allocated on the record date identified in a listing attached to the omnibus proxy.

    Distributions on the preferred securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participants and indirect participants and not of DTC, the trusts or Sierra Pacific, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of any distributions to DTC is the responsibility of the trusts, disbursement of those payments to participants is the responsibility of DTC, and disbursement of those payments to the beneficial owners is the responsibility of participants and indirect participants.

    Except as described in the applicable prospectus supplement, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the preferred securities.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants of DTC, DTC is under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. Neither Sierra Pacific nor the trusts, nor any underwriter, dealer or agent participating in the offering will have any responsibility or liability for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving notice to the issuing trusts. If a successor securities depository is not obtained, preferred securities certificates are required to be printed and delivered to the property trustee. Additionally, each trust, with the consent of Sierra Pacific, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository. In that event, certificates for preferred securities will be printed and delivered to the property trustee. In each of the above circumstances, Sierra Pacific will appoint a paying agent with respect to the preferred securities.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global preferred securities as represented by a global certificate.

    The information in this section concerning DTC and DTC's system has been obtained from sources that Sierra Pacific believes to be reliable, but Sierra Pacific takes no responsibility for the accuracy of the information.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee of each trust, before the occurrence of a default with respect to a trust's securities, undertakes to perform only the duties as are specifically set forth in the trust' declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Otherwise, the property trustee is under no obligation to exercise any of the powers vested in it by a trust's declaration at the request of any holder of the trust's preferred securities, unless offered reasonable indemnity satisfactory to the property trustee by the holder against the costs, expenses and liabilities which might be incurred in connection with the exercise of any powers.

GOVERNING LAW

    The declarations and the preferred securities issued by the trusts will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The administrative trustees of a trust are authorized and directed to conduct the affairs of and to operate the trust in a way that the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or characterized as other than a grantor trust for United States Federal income tax purposes. In this connection, the administrative trustees of a trust are authorized to take any action, not inconsistent with applicable law, the trust's certificate of trust or its declaration that the administrative trustees determine in their discretion to be necessary or desirable for those purposes as long as the action does not adversely affect the interests of the holders of the preferred securities.

    Holders of the preferred securities of the trust will have no preemptive or similar rights.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the preferred securities guarantees which will be executed and delivered by Sierra Pacific for the benefit of the holders of the preferred securities of a trust. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the preferred securities guarantees, which are filed as an exhibit to the registration statement of which this prospectus is a part. Each preferred securities guarantee incorporates by reference the terms of, and will be qualified as an indenture under, the Trust Indenture Act. The Bank of New York will act as the trustee under each preferred securities guarantee ("guarantee trustee") and will hold the preferred securities guarantees for the respective benefit of the holders of the preferred securities.

GENERAL

    Under each preferred securities guarantee, Sierra Pacific will irrevocably agree, on a subordinated basis and to the extent set forth in each preferred securities guarantee, to pay in full to the holders of the preferred securities of the trust, except to the extent paid by the trusts, as and when due, regardless of any defense, right of set off or counterclaim which a trust may have or assert, the following payments (the "guarantee payments"), without duplication:

    - any accumulated and unpaid distributions on the preferred securities of a trust to the extent the trust has funds available for distribution;

    - the redemption price with respect to any preferred securities called for redemption by the trust, to the extent the trust has funds available for payment; and

    - upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of the preferred securities or the redemption of all of the preferred securities, the lesser of:

      - the aggregate of the liquidation amount and all accumulated and unpaid distributions on the preferred securities, and

      - the amount of assets of the trust remaining available for distribution to holders of the preferred securities upon the liquidation of the trust.

Sierra Pacific's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Sierra Pacific to the holders of the preferred securities or by causing the trust to pay these amounts to holders.

    Each preferred securities guarantee will be a guarantee on a subordinated basis with respect to the preferred securities of a trust but will only apply to any payment of distributions or the redemption price, or to payments upon the dissolution, winding-up or termination of a trust, to the extent the trust shall have funds available. If Sierra Pacific fails to make payments on the subordinated debt securities held by a trust, the trust would lack available funds for the payment of distributions or amounts payable on redemption of its preferred securities, and in that event holders of the preferred securities would not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, holders of the preferred securities will have the remedies described under "Description of the Preferred Securities--Declaration Events of Default", including the right to direct the guarantee trustee to enforce the restriction of payments by Sierra Pacific and its subsidiaries on its capital stock. See "--Events of Default" below.

    The preferred securities guarantees, when taken together with Sierra Pacific's obligations under the declarations of trust, the subordinated indenture, subordinated debt securities, and the expense agreement (see below), constitute a guarantee to the extent set forth in this prospectus by Sierra Pacific of the distribution, redemption and liquidation payments payable to the holders of the preferred securities of the trusts. No single document executed by Sierra Pacific in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities.

EVENTS OF DEFAULT

    It shall be an event of default under a preferred securities guarantees if Sierra Pacific fails to perform any of its payment or other obligations set forth in the preferred securities guarantee.

    The holders of a majority in liquidation amount of the preferred securities of a trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any power conferred upon the guarantee trustee under the preferred securities guarantee applicable to the trust. If the guarantee trustee fails to enforce its rights under a preferred securities guarantee after a holder of the preferred securities has made a written request, the holder may institute a legal proceeding directly against Sierra Pacific to enforce the guarantee trustee's rights under that preferred securities guarantee, without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity. If Sierra Pacific has failed to make a guarantee payment under a preferred securities guarantee, a holder of the preferred securities may directly institute a proceeding in the holder's own name against Sierra Pacific for enforcement of the preferred securities guarantee for payment.

STATUS OF THE PREFERRED SECURITIES GUARANTEES; SUBORDINATION

    The preferred securities guarantees will constitute an unsecured obligation of Sierra Pacific and will rank subordinate and junior in right of payment to all senior indebtedness of Sierra Pacific. Sierra Pacific is a non-operating holding company and substantially all of its operating assets are owned by its subsidiaries. Sierra Pacific relies primarily on dividends from its subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt and corporate expenses. Accordingly, the guarantees will be effectively subordinated to all existing and future liabilities of Sierra Pacific's subsidiaries. Except as otherwise provided in the applicable prospectus supplement, there is no limit on the incurrence or issuance of other secured or unsecured debt by Sierra Pacific or its subsidiaries. Holders of guarantees should look only to the assets of Sierra Pacific for payments of principal, interest and premium, if any.

    The preferred securities guarantees will rank PARI PASSU with all other guarantees issued by Sierra Pacific.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of preferred securities, in which case no vote will be required, a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding preferred securities of the affected trust. The manner of obtaining any approval of holders of the preferred securities will be as set forth under "Description of the Preferred Securities of the Trusts--Voting Rights." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Sierra Pacific and shall inure to the benefit of the holders of the preferred securities of the applicable trust then outstanding. Except in connection with the permitted merger or consolidation of Sierra Pacific with or into another entity or permitted sale, transfer or lease of Sierra Pacific's assets to another entity in which the surviving corporation, if other than Sierra Pacific, assumes Sierra Pacific's obligations under the preferred securities guarantees, Sierra Pacific may not assign its rights or delegate its obligations under the preferred securities guarantees without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the preferred securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

    A preferred securities guarantee will terminate as to each holder of the preferred securities of the applicable trust upon:

    - full payment of the redemption price of all the preferred securities,

    - distribution of the subordinated debt securities held by the trust to the holders of the preferred securities, or

    - full payment of the amounts payable under the declaration upon liquidation of the trust.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee of each trust, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only those duties as are specifically set forth in a preferred securities guarantee and, after default with respect to the preferred securities guarantee, shall exercise the same degree of care as a prudent man would exercise in the conduct of his own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with the exercise of those powers.

GOVERNING LAW

    The preferred securities guarantees will be governed by, and construed under, the internal laws of the State of New York.

THE EXPENSE AGREEMENT

    Under an expense agreement entered into by Sierra Pacific under each trust agreement, Sierra Pacific will irrevocably and unconditionally guarantee to each person or entity to whom a trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust's preferred securities the amounts due pursuant to the terms of the preferred securities.

    RELATIONSHIP AMONG PREFERRED SECURITIES, PREFERRED SECURITIES GUARANTEES
              AND SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Sierra Pacific to the extent described under "Description of Preferred Securities Guarantees." No single document executed by Sierra Pacific in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sierra Pacific's obligations under a preferred securities guarantees, the declaration, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations with respect to its preferred securities.

    As long as Sierra Pacific makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by the trust, primarily because:

    - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities of the trust;

    - the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and any distribution and other payment dates for the preferred securities;

    - Sierra Pacific will pay for any and all costs, expenses and liabilities of the trust except for the trust's obligations under its preferred securities (and Sierra Pacific has agreed to guarantee the payments); and

    - the declaration provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Sierra Pacific does not make payments on subordinated debt securities held by a trust, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, holders of the preferred securities will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, holders of the preferred securities may directly sue Sierra Pacific or seek other remedies to collect their pro rata share of payments owed. If a holder of preferred securities sues Sierra Pacific to collect payment, then Sierra Pacific will assume the holders rights as a holder of preferred securities under the applicable trust's declaration to the extent Sierra Pacific makes a payment to the holder of preferred securities in any legal action.

    A holder of any preferred security may sue Sierra Pacific, or seek other remedies, to enforce its rights under a preferred securities guarantee without first suing the guarantee trustee, the applicable trust or any other person or entity.

                              PLAN OF DISTRIBUTION

    Sierra Pacific may sell the senior debt securities or subordinated debt securities and the trusts may sell their preferred securities being offered hereby in one or more of the following ways from time to time:

    - to underwriters for resale to the public or to institutional investors;

    - directly to institutional investors;

    - directly to agents;

    - through agents to the public or to institutional investors; or

    - if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

    The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to Sierra Pacific or the trusts, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

    If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

    Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased.

    If a dealer is utilized in the sale of securities, Sierra Pacific or the trusts will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for Sierra Pacific. Any remarketing firm will be identified and the terms of its agreement, if any, with Sierra Pacific and its compensation will be described in the prospectus supplement.

    Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with Sierra Pacific and/or the trusts to indemnification by Sierra Pacific and/or the trusts against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for Sierra Pacific and its subsidiaries and affiliates in the ordinary course of business.

    Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by Sierra Pacific or by the trusts for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information on Sierra Pacific, the trust and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to incorporate by reference the information we file with them, which means:

    - incorporated documents are considered part of the prospectus;

    - we can disclose important information to you by referring you to those documents; and

    - information that we file with the SEC will automatically update and supersede this incorporated information.

    We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

    - our annual report on Form 10-K for the year ended December 31, 1999, which is combined with the annual report on Form 10-K for Nevada Power;

    - Sierra Pacific Power Company's annual report on Form 10-K for the year ended December 31, 1999;

    - our current report on Form 8-K dated August 9, 1999 and the 8-K/A amendment thereto dated September 20, 1999;

    - our current report on Form 8-K dated April 14, 2000; and

    - our current report on Form 8-K dated April 21, 2000.

    We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before effectiveness of the registration statement:

    - reports filed under Sections 13(a) and (c) of the Exchange Act;

    - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

    - any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

    You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Assistant Treasurer, Sierra Pacific Resources, P.O. Box 30150 (6100 Neil Road), Reno Nevada 89520-3150, Telephone: (775) 834-4358.

                                 LEGAL OPINIONS

    Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for Sierra Pacific and the trusts by Choate, Hall & Stewart (a partnership including professional corporations), Boston, Massachusetts, counsel to Sierra Pacific, and for the trusts and Sierra Pacific by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts and Sierra Pacific. Matters of local law will be passed upon as to the State of Nevada by Woodburn and Wedge, Reno, Nevada. Legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Thelen Reid & Priest LLP. Choate, Hall & Stewart and Thelen Reid & Priest LLP will rely on the opinion of Woodburn and Wedge, Reno, Nevada, as to matters of Nevada law. Thelen Reid & Priest LLP represents Sierra Pacific Resources and its utility subsidiaries in connection with certain federal tax matters.

                                    EXPERTS

    The consolidated financial statements of Sierra Pacific Resources, the financial statements of Nevada Power Company, the consolidated financial statements of Sierra Pacific Power Company and the related financial statement schedules incorporated in this prospectus supplement and accompanying prospectus by reference from Sierra Pacific Resources', Nevada Power Company's and Sierra Pacific Power Company's Annual Reports on Form 10-K for the year ended
December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                  $300,000,000

                                     [LOGO]

                             8 3/4% NOTES DUE 2005

                          ----------------------------

                             PROSPECTUS SUPPLEMENT
                          ----------------------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                              SALOMON SMITH BARNEY

                                  MAY 5, 2000

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